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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: June 17, 1999

                             QUANTA SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                        COMMISSION FILE NUMBER: 1-13831

                   DELAWARE                                      74-2851603
         (State or other jurisdiction                         (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                        1360 POST OAK BLVD., SUITE 2100
                              HOUSTON, TEXAS 77056
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (713) 629-7600

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     Quanta Services, Inc., a Delaware Corporation (the "Company"), is a leading provider of specialty contracting and maintenance services primarily related to electric utility and telecommunications infrastructure in North America. In the first quarter of 1999, the Company completed a business combination accounted for as a pooling-of-interests. Included herein are the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements as restated for the pooling transaction. Additionally, in order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of businesses acquired, the Company is filing this current report containing certain audited financial statements of the businesses acquired and the pro forma financial statements of Quanta Services, Inc. and Subsidiaries.

ITEM 5. OTHER ITEMS

     a. Selected Financial Data

     b. Management's Discussion and Analysis of Financial Condition and Results of Operations

     c. Consolidated Financial Statements of Quanta Services, Inc. and Subsidiaries

     d. Financial Statements of Businesses Acquired:

(i)    The Ryan Company
       Independent Accountant's Report
       Balance Sheet
       Statement of Income
       Statement of Stockholders' Equity
       Statement of Cash Flows
       Notes to Financial Statements
(ii)   Dillard Smith Construction Company
       Report of Independent Accountants
       Balance Sheets
       Statements of Income
       Statement of Stockholders' Equity
       Statements of Cash Flows
       Notes to Financial Statements
(iii)  Tom Allen Construction Company
       Report of Independent Public Accountants
       Balance Sheets
       Statements of Income
       Statements of Stockholders' Equity (Deficit)
       Statements of Cash Flows
       Notes to Financial Statements
(iv)   Seaward Corporation and Subsidiaries
       Independent Auditor's Report
       Consolidated Balance Sheets
       Consolidated Statements of Income
       Consolidated Statements of Changes in Stockholders' Equity
       Consolidated Statements of Cash Flows
       Notes to Consolidated Financial Statements
(v)    Driftwood Electrical Contractors, Inc.
       Report of Independent Public Accountants
       Combined Balance Sheets
       Combined Statements of Operations
       Combined Statements of Stockholder's Equity
       Combined Statements of Cash Flows
       Notes to Combined Financial Statements

(vi)   H. L. Chapman Construction Group
       Report of Independent Public Accountants
       Combined Balance Sheets
       Combined Statements of Operations
       Combined Statements of Stockholders' Equity
       Combined Statements of Cash Flows
       Notes to Combined Financial Statements

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     a. Pro forma financial information

     The following Unaudited Pro Forma Combined Financial Statements of Quanta Services, Inc. and Subsidiaries are attached hereto and made a part hereof:

(i)    Basis of Presentation
       Unaudited Pro Forma Combined Balance Sheet as of March 31,
(ii)   1999
       Notes to Unaudited Pro Forma Combined Balance Sheet as of
(iii)  March 31, 1999
(iv)   Unaudited Pro Forma Combined Statements of Operations
       Notes to Unaudited Pro Forma Combined Statements of
(v)    Operations

     b. Exhibits:

     23.1 Consent of Arthur Andersen LLP

     23.2 Consent of Kirkland Albrecht and Company P.C.

     23.3 Consent of Joseph Decosimo and Company, LLP

     23.4 Consent of Ganim, Meder, Childers & Hoering, P.C.

     23.5 Consent of Nathan Wechsler & Company

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
  ITEM 5. OTHER ITEMS
    Selected Financial Data...................................     5
    Management's Discussion and Analysis of Financial
       Condition and Results of Operations....................     9
    Quanta Services, Inc. and Subsidiaries
       Report of Independent Public Accountants...............    16
       Consolidated Balance Sheets............................    17
       Consolidated Statements of Operations..................    18
       Consolidated Statements of Cash Flows..................    19
       Consolidated Statements of Stockholders' Equity........    20
       Notes to Consolidated Financial Statements.............    21
    Financial Statements of Business Acquired:
    The Ryan Company
       Independent Accountant's Report........................    38
       Balance Sheet..........................................    39
       Statement of Income....................................    40
       Statement of Stockholders' Equity......................    41
       Statement of Cash Flows................................    42
       Notes to Financial Statements..........................    43
    Dillard Smith Construction Company
       Report of Independent Accountants......................    47
       Balance Sheets.........................................    48
       Statements of Income...................................    49
       Statement of Stockholders' Equity......................    50
       Statements of Cash Flows...............................    51
       Notes to Financial Statements..........................    52
    Tom Allen Construction Company
       Report of Independent Public Accountants...............    60
       Balance Sheets.........................................    61
       Statements of Income...................................    62
       Statements of Stockholder's Equity (Deficit)...........    63
       Statements of Cash Flows...............................    64
       Notes to Financial Statements..........................    65
    Seaward Corporation and Subsidiaries
       Independent Auditor's Report...........................    70
       Consolidated Balance Sheets............................    71
       Consolidated Statements of Income......................    72
       Consolidated Statements of Changes in Stockholders'
        Equity................................................    73
       Consolidated Statements of Cash Flows..................    74
       Notes to Consolidated Financial Statements.............    75
    Driftwood Electrical Contractors, Inc.
       Report of Independent Public Accountants...............    82
       Combined Balance Sheets................................    83
       Combined Statements of Operations......................    84
       Combined Statements of Stockholder's Equity............    85
       Combined Statements of Cash Flows......................    86
       Notes to Combined Financial Statements.................    87

                                                                PAGE
                                                                ----
    H. L. Chapman Construction Group
       Report of Independent Public Accountants...............    91
       Combined Balance Sheets................................    92
       Combined Statements of Operations......................    93
       Combined Statements of Stockholders' Equity............    94
       Combined Statements of Cash Flows......................    95
       Notes to Combined Financial Statements.................    96

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     a. Pro forma financial information:

        (i)    Basis of Presentation.......................................   102
        (ii)   Unaudited Pro Forma Combined Balance Sheet as of March 31,
               1999........................................................   103
        (iii)  Notes to Unaudited Pro Forma Combined Balance Sheet as of
               March 31, 1999..............................................   104
        (iv)   Unaudited Pro Forma Combined Statements of Operations.......   105
        (v)    Notes to Unaudited Pro Forma Combined Statements of
               Operations..................................................   107

    b. Exhibits.................................................   109

ITEM 5. OTHER ITEMS

A. SELECTED FINANCIAL DATA

     For financial statement presentation purposes, PAR Electrical Contractors, Inc. ("PAR") has been identified as the "accounting acquiror." Between our initial public offering ("IPO") in February 1998 and June 14, 1999, we acquired 27 specialty contracting businesses. Of these 27 acquired businesses, 25 were accounted for using the purchase method of accounting (the "Purchased Companies") and two were accounted for using the pooling-of-interests method of accounting (the "Pooled Companies"). Quanta's consolidated historical financial statements as of December 31, 1996, 1997 and 1998, and for each of the four years in the period ended December 31, 1998, and the related selected historical financial data have been derived from audited financial statements of Quanta and represent the financial position and results of operations of PAR as restated to include the financial position and results of operations of the Pooled Companies. The following selected historical financial data for Quanta as of December 31, 1994 and 1995 and for the year ended December 31, 1994 have been derived from the unaudited financial statements of PAR as restated for the Pooled Companies, which have been prepared on the same basis as the audited financial statements and in our opinion reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The remaining three specialty electrical contracting businesses we acquired concurrently with our IPO (collectively with PAR, the "Founding Companies") and the Purchased Companies are reflected in the financial statements beginning on their respective dates of acquisition. The Founding Companies, the Purchased Companies and the Pooled Companies are collectively referred to as the "Acquired Businesses."

     The following selected unaudited pro forma combined financial data present certain data for Quanta, adjusted for (1) the Founding Companies, (2) the effects of certain other pro forma adjustments to the historical financial statements and (3) the consummation of our IPO in February 1998 and the application of the net proceeds therefrom. The pro forma combined results do not include the pre-acquisition results of the Purchased Companies which are reflected in the financial statements beginning on their respective dates of acquisition. The unaudited pro forma combined statements of operations data assume that the acquisition of the Founding Companies, the IPO and related transactions occurred on January 1, 1997 and are not necessarily indicative of the results that we would have obtained had these events actually then occurred or of our future results. During the pro forma periods presented below, the Founding Companies were not under common control or management. Therefore, the data presented may not be comparable to or indicative of post combination results to be achieved by us. The unaudited pro forma combined statements of operations should be read in conjunction with the audited financial statements included elsewhere in this Report.

                                                                                         THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                   ------------------------------------------------   -------------------
                                    1994      1995      1996      1997       1998       1998       1999
                                   -------   -------   -------   -------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)  (UNAUDITED)
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
  Revenues.......................  $60,062   $56,482   $78,230   $80,010   $319,259   $ 32,230   $127,779
  Cost of services (including
    depreciation)................   49,799    47,266    62,772    62,599    257,270     26,996    104,871
                                   -------   -------   -------   -------   --------   --------   --------
  Gross profit...................   10,263     9,216    15,458    17,411     61,989      5,234     22,908
  Selling, general and
    administrative expenses......    7,010     6,787    10,445    12,354     27,160      3,522     11,982
  Merger expenses -- pooling.....       --        --        --        --        231         --        137
  Goodwill amortization..........      184        50        55        56      2,513        196      1,498
                                   -------   -------   -------   -------   --------   --------   --------
  Income from operations.........    3,069     2,379     4,958     5,001     32,085      1,516      9,291
  Other income (expense), net....     (680)     (785)   (1,127)   (1,421)    (4,214)      (343)    (1,904)
                                   -------   -------   -------   -------   --------   --------   --------
  Income before income tax
    provision....................    2,389     1,594     3,831     3,580     27,871      1,173      7,387
  Provision for income taxes.....      867       353     1,389     1,786     11,683        356      3,964(a)
                                   -------   -------   -------   -------   --------   --------   --------
  Net income.....................  $ 1,522   $ 1,241   $ 2,442   $ 1,794   $ 16,188   $    817   $  3,423
                                   =======   =======   =======   =======   ========   ========   ========
  Basic earnings per share.......  $  0.37   $  0.30   $  0.59   $  0.43   $   0.91   $   0.08   $   0.13
                                   =======   =======   =======   =======   ========   ========   ========
  Diluted earnings per
    share(1).....................  $  0.37   $  0.30   $  0.59   $  0.43   $   0.88   $   0.08   $   0.13
                                   =======   =======   =======   =======   ========   ========   ========
  Diluted earnings per share
    before merger expenses(1)....  $  0.37   $  0.30   $  0.59   $  0.43   $   0.90   $   0.08   $   0.16(b)
                                   =======   =======   =======   =======   ========   ========   ========
  Shares used in computing
    earnings per share(2)
    Basic........................    4,163     4,163     4,163     4,163     17,857     10,518     26,024
                                   =======   =======   =======   =======   ========   ========   ========
    Diluted......................    4,163     4,163     4,163     4,163     18,877     10,580     30,139
                                   =======   =======   =======   =======   ========   ========   ========

---------------

(a) Includes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status from an S corporation to a C corporation of a company acquired in a pooling transaction during the first quarter of 1999.

(b) Excludes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status from an S corporation to a C corporation of a company acquired in a pooling transaction during the first quarter of 1999. In addition, it excludes non-recurring merger expenses of $137,000 related to this transaction.

                            See notes on following page.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS,
                                                                EXCEPT PER SHARE
                                                                     DATA)
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
  Revenues..................................................  $183,180    $333,795
  Cost of services (including depreciation).................   148,177     269,443
                                                              --------    --------
  Gross profit..............................................    35,003      64,352
  Selling, general and administrative expenses(3)...........    15,629      28,116
  Merger expenses -- pooling................................        --         231
  Goodwill amortization(4)..................................     1,696       2,731
                                                              --------    --------
  Income from operations....................................    17,678      33,274
  Other income (expense), net(5)............................    (1,161)     (4,131)
                                                              --------    --------
  Income before income tax provision........................    16,517      29,143
  Provision for income taxes(6).............................     7,426      12,260
                                                              --------    --------
  Net income................................................  $  9,091    $ 16,883
                                                              ========    ========
  Basic earnings per share..................................  $   0.53    $   0.86
                                                              ========    ========
  Diluted earnings per share(1).............................  $   0.53    $   0.85
                                                              ========    ========
  Diluted earnings per share before merger expenses(1)......  $   0.53    $   0.86
                                                              ========    ========
  Shares used in computing pro forma earnings per share(2)
          Basic.............................................    17,206      19,525
                                                              ========    ========
          Diluted...........................................    17,206      20,545
                                                              ========    ========

                                                   HISTORICAL
                                ------------------------------------------------
                                                  DECEMBER 31,                      THREE MONTHS
                                ------------------------------------------------       ENDED
                                 1994      1995      1996      1997       1998     MARCH 31, 1999
                                -------   -------   -------   -------   --------   --------------
                                                 (IN THOUSANDS)                     (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............  $ 1,991   $ 1,117   $ 2,797   $ 2,381   $ 57,106      $ 90,209
  Total assets................   23,370    26,191    31,607    37,561    339,081       554,204
  Long-term debt, net of
     current maturities.......    4,821     4,430     6,665     7,638     60,281        85,434
  Convertible Subordinated
     Notes....................       --        --        --        --     49,350        49,350
  Total stockholders'
     equity...................    8,017     8,982     9,385    11,402    171,503       329,770

---------------

(1) For purposes of computing historical and pro forma diluted earnings per share, net income has been increased by $506,000 due to reduced interest expense from the assumed conversion of the Convertible Subordinated Notes.

(2) The shares used in computing earnings per share for the following periods include:

     (a)Four years ended December 31, 1997 (historical) -- the 3,000,000 shares issued to the stockholders of PAR Electrical Contractors, Inc. and the 1,162,572 shares issued in connection with the acquisition of the Pooled Companies.

     (b)Year ended December 31, 1997 (pro forma) -- shares used in the calculation of basic and diluted earnings per share include (1) the shares described above in (a), (2) 5,750,000 shares of common stock sold in our initial public offering, (3) 4,527,000 shares issued to the owners of the other Founding Companies and (4) 3,345,333 shares of Limited Vote Common Stock issued to the initial stockholders and management personnel of Quanta. The 579,222 shares excluded reflect net cash to Quanta.

     (c)Year ended December 31, 1998 (historical) -- shares used in the calculation of basic earnings per share include the weighted average portion of (1) the shares described above in (a) and (b), (2) 4,058,376 shares issued in acquisitions accounted for as purchases and (3) shares issued upon exercise of stock options.

        Shares used in the calculation of the diluted earnings per share include
        (1) the shares described above, (2) the dilution attributable to the assumed conversion of the Convertible Subordinated Notes and (3) the dilution attributable to outstanding options to purchase common stock using the treasury stock method.

     (d)Year ended December 31, 1998 (pro forma) -- shares used in the calculation of basic earnings per share include the shares used in the calculation of historical basic earnings per share described in (c) above computed as if those shares had been issued as of January 1, 1998, except for the shares issued in acquisitions accounted for as purchases, which are considered to be issued on their respective dates of acquisition.

        Shares used in the calculation of pro forma diluted earnings per share include (1) the shares described above, (2) the dilution attributable to the assumed conversion of the Convertible Subordinated Notes, and (3) the dilution attributable to outstanding options to purchase common stock using the treasury stock method.

(3) The unaudited pro forma combined statement of operations data reflect an aggregate of approximately $2.7 million for the year ended December 31, 1997 in pro forma reductions in salaries, bonuses and benefits of the previous owners and management of the Founding Companies. These amounts are intended to show you the difference between the historical compensation costs for these owners and management and the amounts to which they have agreed with us on a prospective basis.

(4) Reflects amortization of goodwill over a 40-year period as a result of our acquisition of the Founding Companies as if they had been acquired on January 1, 1997 and the Purchased Companies beginning on their respective dates of acquisition, using the purchase method of accounting.

(5) Reflects additional interest expense related to borrowings required to fund certain S Corporation Distributions of the Founding Companies, net of interest savings on the Founding Companies' debt assumed to be repaid using proceeds from the IPO.

(6) Assumes all pretax pro forma combined income before non-deductible goodwill and other permanent items is subject to an estimated 39.0% combined tax rate.

ITEM 5B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes thereto included elsewhere in this Report. Except for the historical financial information contained herein, the matters discussed in this Report may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include declarations regarding our intent, belief or current expectations, statements regarding the future results of acquired companies, our gross margins and our expectations regarding Year 2000 issues. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are those discussed in "Business -- Risk Factors" as disclosed in our 1998 Annual Report on Form 10-K.

INTRODUCTION

     Quanta derives its revenues from one reportable segment by providing specialty contracting and maintenance services related to electric and telecommunications infrastructure, installing transportation control and lighting systems, and providing specialty contracting services to the commercial and industrial markets. Our services include the installation, repair and maintenance of electric power transmission and distribution lines, telecommunication lines and cable television lines, the construction of electric substations, the erection of cellular telephone, PCS(R) and microwave towers, the installation of highway lighting and traffic control systems, specialized underground construction including underground fueling systems, design and engineering services, as well as the provision of specialty contracting services for electric, video, security, fire, voice and data systems. Our customers include electric utilities, telecommunication and cable television system operators, governmental entities, general contractors and owners and managers of commercial and industrial properties. Including all companies we acquired prior to December 31, 1998, as restated for a "pooling-of-interests" transaction completed in the first quarter of 1999, we had pro forma combined revenues for the year ended December 31, 1998 of $433.6 million, of which 44.2% was attributable to electric utility infrastructure services, 39.3% was attributable to telecommunications infrastructure services, 9.3% was attributable to transportation control and lighting systems services and 7.2% was attributable to commercial and industrial services.

     Quanta enters into contracts principally on the basis of competitive bids, the final terms and prices of which we frequently negotiate with the customer. Although the terms of our contracts vary considerably, the contracts are usually on either a lump sum or unit price basis in which we agree to do the work for a fixed amount for the entire project (lump sum) or for units of work performed (unit price). We complete most installation projects within one year, while we frequently provide maintenance and repair work under open-ended, unit price master service agreements which are renewable annually. We generally record revenues from lump sum contracts on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. Quanta recognizes revenue when services are performed except when work is being performed under a fixed price or cost-plus-fee contract. Such contracts generally provide that the customer accept completion of progress to date and compensate us for services rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Some of our customers require us to post performance and payment bonds upon execution of the contract, depending upon the nature of the work to be performed. Our fixed price contracts often include payment provisions pursuant to which the customer withholds a 5% to 10% retainage from each progress payment and forwards the retainage to us upon completion and approval of the work.

     Costs of services consist primarily of salaries and benefits to employees, depreciation, fuel and other vehicle expenses, equipment rentals, subcontracted services, materials, insurance, parts and supplies. Quanta's gross margin, which is gross profit expressed as a percentage of revenues, is typically higher on projects where labor, rather than materials, constitutes a greater portion of the cost of services. Labor costs can be predicted with relatively less accuracy than materials costs. Therefore, to compensate for the potential variability of labor costs, we seek to maintain higher margins on labor-intensive projects. Certain of our subsidiaries were previously subject to deductibles ranging from $100,000 to $1,000,000 for workers' compensation insurance. Fluctuations in insurance accruals related to this deductible could have an impact on gross margins in the period in which such adjustments are made. Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, communications and professional fees.

     The Acquired Businesses have operated throughout the pre-acquisition periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S corporations or C corporations) which have influenced the historical level of owners' compensation. Gross profits and selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Acquired Businesses. In connection with Quanta's acquisitions, certain owners of the businesses we have acquired through December 31, 1998 have agreed to reductions in their compensation and related benefits totaling $8.4 million and $2.5 million lower than 1997 and 1998 levels, respectively. Such reductions have been reflected in the terms of the employment agreements entered into between us and these persons.

     Quanta believes that it will realize savings from:

     - consolidation of insurance and bonding programs,

     - reduction in other selling, general and administrative expenses such as training, marketing, communications and professional fees,

     - our ability to borrow at lower interest rates than most, if not all, of the Acquired Businesses,

     - consolidation of operations in certain locations, and

     - greater volume discounts from suppliers of materials, parts and supplies.

     We anticipate that additional costs related to our new corporate infrastructure, operating as a public company and integrating the Acquired Businesses will partially offset these savings. We believe that neither these savings nor the costs associated therewith can be quantified at this time as there have been limited combined operating results upon which to base any assumptions. As a result, these savings and associated costs have not been included in the pro forma financial information included herein.

     The acquisition of the Founding Companies (excluding PAR) and the Purchased Companies have been accounted for using the purchase method of accounting. Accordingly, the excess amount we paid, including liabilities assumed, for such businesses acquired prior to December 31, 1998, over the fair value of the tangible and intangible assets of these businesses of $127.7 million has been recorded as goodwill. In addition, goodwill of $25.6 million has been recorded attributable to the 3,345,333 shares of Limited Vote Common Stock issued to initial stockholders and management. Together, this goodwill, totaling $153.3 million as of December 31, 1998, will be amortized over its estimated useful life of 40 years as a non-cash charge to operating income. The pro forma effect of this amortization expense, the majority of which is not deductible for tax purposes, is expected to be approximately $3.8 million per year.

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

     Quanta's results of operations can be subject to seasonal variations. During the winter months, demand for new projects and maintenance services may be lower due to reduced construction activity. However, demand for repair and maintenance services attributable to damage caused by inclement weather during the winter months may partially offset the loss of revenues from lower demand for new projects and maintenance services. Additionally, the industry can be highly cyclical. As a result, our volume of business may be adversely affected by declines in new projects in various geographic regions in the U.S. Typically, we experience lower gross margins and operating margins during the winter months. The timing of acquisitions, variations in the margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions may also materially affect quarterly results. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1998, Quanta completed its IPO, which involved the issuance of 5,000,000 shares of common stock at a price of $9.00 per share (before deducting underwriting discounts and commissions). In March 1998, Quanta sold an additional 750,000 shares of common stock at a price of $9.00 per share (before deducting underwriting discounts and commissions) pursuant to the underwriters' overallotment option. We realized proceeds from these transactions, net of the discounts and after deducting the expenses of the IPO, of approximately $44.9 million. Of this amount, we used $21.0 million to fund the cash portion of the purchase price relating to the acquisition of the Founding Companies.

     As of December 31, 1998, Quanta had cash and cash equivalents of $3.2 million, working capital of $57.1 million and long-term debt of $60.3 million, net of current maturities, including borrowings of $56.0 million under the Credit Facility, and the Company had $2.5 million of letters of credit outstanding under the Credit Facility. In addition, the Company had $49.4 million of Convertible Subordinated Notes.

     During the year ended December 31, 1998, operating activities provided a net cash flow of $8.2 million. Changes in working capital accounts are driven predominantly by the acquisitions throughout the year and as such are not comparable to prior periods. We used net cash in investing activities of $109.1 million, including $89.2 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $103.7 million, resulting primarily from $44.9 million of net proceeds from the IPO, $52.5 million from net borrowings under our Credit Facility, $49.4 million of net proceeds from issuance of the Convertible Subordinated Notes, partially offset by $36.1 million in repayments of debt assumed in connection with acquisitions and cash payments of $8.4 million representing cash consideration paid to the stockholders of PAR.

     In August 1998, we amended our $50.0 million Credit Facility to increase it to $125.0 million. In November 1998, we expanded our bank group from two banks to nine banks and amended the Credit Facility to increase it to $175.0 million. In June 1999, we expanded our bank group to 14 banks, and again amended the Credit Facility to increase it to $350 million. We pledged all of the capital stock of our material operating subsidiaries and the majority of our assets to secure the Credit Facility. The purpose of the Credit Facility is to provide funds to be used for working capital, to finance acquisitions and for other general corporate purposes. Amounts borrowed under the Credit Facility bear interest at a rate equal to either (a) the London Interbank Offered Rate ("LIBOR" which was 5.63% at December 31, 1998) plus 1.00% to 2.00%, as determined by the ratio of our total funded debt to EBITDA (as defined in the Credit Facility) or (b) the bank's prime rate (which was 7.75% at December 31,
1998) plus up to 0.25%, as determined by the ratio of our total funded debt to EBITDA. We incur commitment fees of 0.25% to 0.50% (based on certain financial ratios) on any unused borrowing capacity under the Credit Facility. Quanta's existing and future subsidiaries will guarantee the repayment of all amounts due under the Credit Facility, and the Credit Facility restricts pledges of all material assets. The Credit Facility contains usual and customary covenants for a credit facility of this nature including the prohibition of the payment of dividends, certain financial ratios and indebtedness covenants and a requirement to obtain the consent of the lenders for acquisitions exceeding a certain level of cash consideration. As of June 14, 1999, we had approximately $163.3 million outstanding under the Credit Facility and $4.1 million of letters of credit outstanding, resulting in a borrowing availability of $182.6 million under the revolving Credit Facility.

     Additionally, on October 5, 1998, we issued and sold $49.4 million of Convertible Subordinated Notes bearing interest at 6 7/8% to Enron Capital and one of its affiliates. We used the proceeds of the Convertible Subordinated Notes to reduce outstanding borrowings under the Credit Facility. The Convertible Subordinated Notes include restrictive covenants substantially similar to those included in the Credit Facility. The Convertible Subordinated Notes are convertible into common stock at any time at the option of the holder at a conversion price of $13.75 per share, subject to adjustment. The Convertible Subordinated Notes are nonredeemable for four years and are redeemable thereafter at our option at a redemption price which is initially $103.50 per $100.00 principal amount, with such premium declining ratably over the succeeding four years. The Convertible Subordinated Notes are mandatorily redeemable in nine semi-annual installments beginning in June 2006. Upon a change in control, the Convertible Subordinated Notes are mandatorily redeemable at a redemption price which is initially $107.00 per $100.00 principal amount, with such premium declining ratably over eight years following the date of issuance.

     The Company issued shares of common stock to an Employee Stock Ownership Plan (the "ESOP") in connection with the acquisition of one of the Pooled Companies. The ESOP was terminated on July 31, 1998. A favorable determination letter from the Internal Revenue Service has been received and pending final distribution, a portion of the shares of the Company's common stock held by the ESOP will be sold to repay debt owed by the ESOP to the Company and the remaining portion of the unallocated shares will be distributed to its participants. The cost of the unallocated ESOP shares is reflected as a reduction in the Company's stockholders' equity. Upon distribution from the ESOP, the Company will owe an excise tax equal to 10% of the value of the Company's common stock distributed. In addition, the Company will eliminate the remaining balance reflected as Unearned ESOP Shares on the Company's balance sheet and will have to recognize a non-cash non-recurring compensation charge equal to the value of the unallocated shares held by the ESOP at the time it allocates and distributes such shares. We currently cannot determine the amount of the excise tax that will be owed or the non-cash, non-recurring compensation charge that will be recognized. However, based on the closing price of our common stock of $25.44 on March 31, 1999, the amount of such charges would be approximately $772,000 and $3,209,000, respectively.

     In January 1999, we completed our second public offering of common stock, which included the issuance of 4,600,000 shares of common stock (including 600,000 shares pursuant to the underwriters' over-allotment option) at a price of $23.25 per share (before deducting underwriting discounts and commissions). We realized proceeds from this transaction, net of the discounts and after deducting the expenses of the offering, of approximately $101.3 million. Of this amount, we used $57.8 million to repay outstanding indebtedness under the Credit Facility and the remainder to acquire additional businesses.

     As of March 31, 1999, Quanta had cash and cash equivalents of $5.3 million, working capital of $90.2 million and long-term debt of $85.4 million, net of current maturities, including borrowings of $81.0 million under the Credit Facility, and the Company had $3.5 million of letters of credit outstanding under the Credit Facility. In addition, the Company had $49.4 million of Convertible Subordinated Notes.

     During the three months ended March 31, 1999, operating activities used net cash of $4.4 million. Changes in working capital accounts are driven predominantly by the acquisitions throughout the period and as such are not comparable to prior periods. We used net cash in investing activities of $105.9 million, including $97.6 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $112.3 million, resulting primarily from $101.1 million of net proceeds from the follow-on public offering and $24.4 million from net borrowings under our Credit Facility, partially offset by $15.7 million in repayments of debt assumed in connection with acquisitions.

     In addition to the Founding Companies, through June 14, 1999, we have acquired 27 companies for an aggregate consideration of 9.3 million shares of common stock and $256.2 million in cash and notes. The cash portion of such consideration was provided by borrowings under the Credit Facility and proceeds from the IPO and our follow-on public offering of common stock. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted.

     We intend to continue our aggressive acquisition program, and to continue to use a combination of cash and common stock to finance the principal part of the consideration payable in acquisitions. We anticipate that our cash flow from operations and the Credit Facility will provide sufficient cash to enable us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment for at least the next 12 months.

INFLATION

     Due to relatively low levels of inflation experienced during the years ended December 31, 1996, 1997 and 1998, inflation did not have a significant effect on the results of Quanta or any of the Acquired Businesses.

YEAR 2000

     Impact of Year 2000. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance, but systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     State of Readiness. We have assessed our Year 2000 issues and have developed a plan to address both the information technology ("IT") and non-IT systems issues. We have not developed any of the systems we use in our business; consequently, we believe our Year 2000 issues relate to systems that different vendors have developed and sold to us. We assess Year 2000 issues relating to the operating and other systems of all business we may acquire. Since our acquisition program is ongoing, our assessment of potential Year 2000 issues is not complete.

     We have circulated a formal questionnaire to all of our significant suppliers, customers and service providers to determine the extent to which Quanta is vulnerable to those third parties' failure to remediate the Year 2000 problem. We have received assurances of Year 2000 compliance from many of our suppliers, customers and service providers, including the providers of most of our computer systems and the providers of financial services to us. Because of the nature of our business and the number of vendors available to us, we believe that our operations will not be significantly disrupted even if third parties with whom we have relationships are not Year 2000 compliant.

     Costs to Address the Year 2000 Issue. We have not identified any material systems which are not Year 2000 compliant, although four of our Acquired Businesses have systems which are not Year 2000 compliant. We plan to have replacements for these systems operational by December 31, 1999, at an estimated cost of $350,000, as part of our previously planned systems integration program which will be funded from cash flows from operations. To date, costs incurred to address Year 2000 compliance have been internal in nature and have been charged to income as incurred. We have not delayed any IT projects due to our Year 2000 compliance program.

     Risks to the Company and Contingency Plan. In the worst case scenario, if the replacements and modifications are not completed, our operating subsidiaries may experience temporary problems with certain computer systems that contain date critical functions. We believe that any temporary disruptions from the failures of our own systems would not be material to our overall business or results of operations. However, should our customers experience a sustained period of unanticipated disruption because of Year 2000 problems, our customers may delay the award of new contracts or payment for work already completed, and our business, results of operations and financial condition may be materially and adversely affected. As a contingency plan, immediately prior to January 1, 2000, we intend to maintain an adequate supply of fuel and spare parts so that we can continue to operate normally until such time as any temporary Year 2000 problems related to our operations are remedied. The Company will continue throughout 1999 to consider the likelihood of a material business interruption due to the Year 2000 issue.

     While we have made a careful assessment of both our own internal operating systems and the Year 2000 compliance of our suppliers, customer and service providers, because of the complexity of the problem, we cannot be certain that all of our own systems and those of third parties with whom we operate will be made Year 2000 compliant in a timely manner or that any such failure to be Year 2000 compliant will not materially and adversely affect our business, results of operations or financial condition.

RESULTS OF OPERATIONS

     For financial statement presentation purposes, as required by the rules and regulations of the Securities Act, PAR has been identified as the accounting acquiror. As such, the financial statements of Quanta for periods prior to February 18, 1998 are the financial statements of PAR as restated for the acquisitions of the Pooled Companies. The operations of the other Founding Companies have been included in our historical financial statements beginning February 19, 1998 and the operations of the Purchased Companies have been included from their respective acquisition dates.

     The following table sets forth selected statements of operations data and such data as a percentage of revenues for the years indicated:

                                                  YEAR ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                                    ----------------------------------------------------   ----------------------------------
                                         1996              1997               1998              1998               1999
                                    ---------------   ---------------   ----------------   ---------------   ----------------
                                                                     (DOLLARS IN THOUSANDS)           (UNAUDITED)
Revenues..........................  $78,230   100.0%  $80,010   100.0%  $319,259   100.0%  $32,230   100.0%  $127,779   100.0%
Cost of services (including
  depreciation)...................   62,772    80.2    62,599    78.2    257,270    80.6    26,996    83.8    104,871    82.1
                                    -------   -----   -------   -----   --------   -----   -------   -----   --------   -----
Gross Profit......................   15,458    19.8    17,411    21.8     61,989    19.4     5,234    16.2     22,908    17.9
Selling, general and
  administrative expenses.........   10,445    13.4    12,354    15.4     27,160     8.5     3,522    10.9     11,982     9.4
Merger expenses -- pooling........       --      --        --      --        231     0.1        --      --        137     0.1
Goodwill amortization.............       55     0.1        56     0.1      2,513     0.8       196     0.6      1,498     1.2
                                    -------   -----   -------   -----   --------   -----   -------   -----   --------   -----
Income from operations............    4,958     6.3     5,001     6.3     32,085    10.0     1,516     4.7      9,291     7.2
Other income (expense), net.......   (1,127)    1.4    (1,421)    1.8     (4,214)    1.3      (343)    1.1     (1,904)    1.4
                                    -------   -----   -------   -----   --------   -----   -------   -----   --------   -----
Income before income tax
  provision.......................    3,831     4.9     3,580     4.5     27,871     8.7     1,173     3.6      7,387     5.8
Provision for income taxes........    1,389     1.8     1,786     2.3     11,683     3.6       356     1.1      3,964     3.1
                                    -------   -----   -------   -----   --------   -----   -------   -----   --------   -----
Net income........................  $ 2,442     3.1%  $ 1,794     2.2%  $ 16,188     5.1%  $   817     2.5%  $  3,423     2.7%
                                    =======   =====   =======   =====   ========   =====   =======   =====   ========   =====

QUANTA RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

     Revenues. Revenues increased $95.5 million, or 296.5 percent, to $127.8 million for the three months ended March 31, 1999. This increase in revenues was primarily attributable to the contribution of $72.1 million of revenues in 1999 from companies purchased subsequent to March 31, 1998, inclusion of revenues of the Founding Companies for the full quarter and increased demand for the Company's services in 1999.

     Gross profit. Gross profit increased $17.7 million, or 337.7 percent, to $22.9 million for the three months ended March 31, 1999. Gross margin increased from 16.2 percent for the three months ended March 31, 1998 to 17.9 percent for the three months ended March 31, 1999. This increase was due to a higher mix of higher margin telecommunications contracts in 1999 compared to 1998 and slightly improved margins from electric utility infrastructure services.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $8.5 million, or 240.2 percent, to $12.0 million for the three months ended March 31, 1999. This increase was due to the acquisition of the Purchased Companies, increases in selling and administrative salaries required to support the higher level of revenues generated from an increased volume of projects, and the increased costs related to the Company's corporate infrastructure.

     Other income (expense) net. Other income (expense) net increased $1.6 million, or 455.1%, to $1.9 million for the three months ended March 31, 1999. This increase in interest expense is attributable to higher levels of debt resulting from cash paid and debt assumed with the acquisition of certain Purchased Companies. In addition, the Company borrowed funds under the Credit Facility for equipment purchases and other operating activities in connection with the addition of the Purchased Companies through the first quarter of 1999. Also, interest expense increased due to the issuance of the Convertible Subordinated Notes, partially offset by lower overall effective borrowing rates in 1999 versus 1998.

QUANTA RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     Revenues. Historical revenues increased $239.2 million, or 299.0%, to $319.3 million for the year ended December 31, 1998. This increase in revenues was primarily attributable to revenues from Purchased Companies acquired in 1998 of $93.6 million and revenues attributable to the Founding Companies acquired on February 18, 1998 of $131.4 million.

     Gross profit. Gross profit increased $44.6 million, or 256.0%, to $62.0 million for the year ended December 31, 1998. Gross margin decreased from 21.8% for the year ended December 31, 1997 to 19.4% for the year ended December 31, 1998. This decrease in gross margin was primarily due to a larger amount of high margin storm and emergency work performed by PAR in 1997 compared to 1998, and the acquisition of the Founding and Purchased Companies which earned lower margins than those experienced by PAR and one of the Pooled Companies in 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $14.8 million, or 119.8%, to $27.2 million for the year ended December 31, 1998, due to the acquisition of the Founding Companies on February 18, 1998, the acquisition of the Purchased Companies, increases in selling and administrative salaries required to support the higher level of revenues generated from an increased volume of projects, and the establishment of a corporate office and administrative infrastructure during 1998. As a percentage of revenues, selling, general and administrative expenses decreased due to excess compensation paid to the owners of PAR in 1997 as compared to agreed upon salary levels at the date of the IPO and due to one of the Pooled Companies having a higher sales commission structure than the other companies.

     Other income (expense), net. Other income (expense), net increased $2.8 million, or 196.6%, to $4.2 million for the year ended December 31, 1998 due to interest expense attributable to higher levels of debt resulting from cash paid and debt assumed in connection with the acquisition of certain Acquired Businesses. In addition, the Company borrowed funds under the Credit Facility for equipment purchases and other operating activities in connection with the addition of the Purchased Companies during 1998. Also, interest expense increased due to the addition of the Convertible Subordinated Notes, partially offset by lower overall effective borrowing rates in 1998 versus 1997.

QUANTA RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $1.8 million, or 2.3%, to $80.0 million for the year ended December 31, 1997, primarily as a result of an increased demand for our services in Missouri, California and Colorado, partially offset by a decrease in activity in Oregon.

     Gross profit. Gross profit increased $2.0 million, or 12.6% to $17.4 million for the year ended December 31, 1997. As a percentage of revenues, gross profit increased from 19.8% to 21.8%. The increase in gross profit and gross margin is primarily due to increased labor productivity, renegotiated unit pricing on certain long-term contracts and lower equipment rental expense as PAR replaced rental equipment on certain projects with company-owned equipment, partially offset by lower gross profit from operations in Oregon due to the completion of a significant telecommunications contract in 1997 at a lower gross margin.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.9 million, or 18.3%, to $12.4 million for the year ended December 31, 1997, primarily due to increased administrative support required by the higher level of revenues and increases in owner compensation, partially offset by decreased commissions paid to salesmen. As a percentage of revenues, selling, general and administrative expenses increased from 13.4% to 15.4%.

     Other income (expense), net. Other income (expense), net increased $0.3 million, or 26.1%, to $1.4 million for the year ended December 31, 1997 due to interest expense incurred on higher levels of debt required in 1997 to fund additional equipment purchases.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Quanta Services, Inc.:

We have audited the accompanying consolidated balance sheets of Quanta Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quanta Services, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1, the accompanying consolidated financial statements reflect the Company on a historical basis as restated for the effect of a pooling-of-interests transaction completed in the first quarter of 1999.

ARTHUR ANDERSEN LLP

Houston, Texas
June 7, 1999

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------    MARCH 31,
                                                               1997       1998        1999
                                                              -------   --------   -----------
                                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   489   $  3,246    $  5,257
  Accounts receivable, net of allowance of $400, $1,616 and
     $1,889.................................................   14,571     76,040     114,085
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    1,746     22,620      41,662
  Inventories...............................................      865      2,534       6,141
  Prepaid expenses and other current assets.................      752      4,352       5,214
                                                              -------   --------    --------
          Total current assets..............................   18,423    108,792     172,359
PROPERTY AND EQUIPMENT, net.................................   18,368     74,212      93,219
OTHER ASSETS, net...........................................      656      5,190       5,543
GOODWILL, net...............................................      114    150,887     283,083
                                                              -------   --------    --------
          Total assets......................................  $37,561   $339,081    $554,204
                                                              =======   ========    ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 7,599   $  4,357    $  3,392
  Accounts payable and accrued expenses.....................    7,705     40,298      68,778
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      738      7,031       9,980
                                                              -------   --------    --------
          Total current liabilities.........................   16,042     51,686      82,150
LONG-TERM DEBT, net of current maturities...................    7,638     60,281      85,434
CONVERTIBLE SUBORDINATED NOTES..............................       --     49,350      49,350
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES.....    2,479      6,261       7,500
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.00001 par value, 10,000,000 shares
     authorized, none issued and outstanding................       --         --          --
  Common Stock, $.00001 par value, 36,654,667 shares
     authorized, 4,162,572, 18,557,949 and, 25,677,410
     shares issued and outstanding, respectively............       --         --          --
  Limited Vote Common Stock, $.00001 par value, 3,345,333
     shares authorized, none, 3,345,333, and 3,341,451
     shares issued and outstanding, respectively............       --         --          --
  Unearned ESOP shares......................................   (1,831)    (1,831)     (1,831)
  Additional paid-in capital................................    1,281    145,194     300,038
  Retained earnings.........................................   11,952     28,140      31,563
                                                              -------   --------    --------
          Total stockholders' equity........................   11,402    171,503     329,770
                                                              -------   --------    --------
          Total liabilities and stockholders' equity........  $37,561   $339,081    $554,204
                                                              =======   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                 THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          MARCH 31,
                                                  ----------------------------   ------------------
                                                   1996      1997       1998      1998       1999
                                                  -------   -------   --------   -------   --------
                                                                                    (UNAUDITED)
REVENUES........................................  $78,230   $80,010   $319,259   $32,230   $127,779
COST OF SERVICES (including depreciation).......   62,772    62,599    257,270    26,996    104,871
                                                  -------   -------   --------   -------   --------
  Gross profit..................................   15,458    17,411     61,989     5,234     22,908
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....   10,445    12,354     27,160     3,522     11,982
MERGER EXPENSES -- Poolings.....................       --        --        231        --        137
GOODWILL AMORTIZATION...........................       55        56      2,513       196      1,498
                                                  -------   -------   --------   -------   --------
  Income from operations........................    4,958     5,001     32,085     1,516      9,291
OTHER INCOME (EXPENSE):
  Interest expense..............................   (1,096)   (1,290)    (4,855)     (416)    (2,224)
  Other, net....................................      (31)     (131)       641        73        320
                                                  -------   -------   --------   -------   --------
     Other income (expense), net................   (1,127)   (1,421)    (4,214)     (343)    (1,904)
                                                  -------   -------   --------   -------   --------
INCOME BEFORE INCOME TAX PROVISION..............    3,831     3,580     27,871     1,173      7,387
PROVISION FOR INCOME TAXES......................    1,389     1,786     11,683       356      3,964(a)
                                                  -------   -------   --------   -------   --------
NET INCOME......................................  $ 2,442   $ 1,794   $ 16,188   $   817   $  3,423
                                                  =======   =======   ========   =======   ========
BASIC EARNINGS PER SHARE........................  $  0.59   $  0.43   $   0.91   $  0.08   $   0.13
                                                  =======   =======   ========   =======   ========
DILUTED EARNINGS PER SHARE......................  $  0.59   $  0.43   $   0.88   $  0.08   $   0.13
                                                  =======   =======   ========   =======   ========
DILUTED EARNINGS PER SHARE BEFORE MERGER
  EXPENSES......................................  $  0.59   $  0.43   $   0.90   $  0.08   $   0.16(b)
                                                  =======   =======   ========   =======   ========
SHARES USED IN COMPUTING EARNINGS PER SHARE:
  Basic.........................................    4,163     4,163     17,857    10,518     26,024
                                                  =======   =======   ========   =======   ========
  Diluted.......................................    4,163     4,163     18,877    10,580     30,139
                                                  =======   =======   ========   =======   ========

---------------

(a) Includes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status from an S corporation to a C corporation of a company acquired in a pooling transaction during the first quarter of 1999.

(b) Excludes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status from an S corporation to a C corporation of a company acquired in a pooling transaction during the first quarter of 1999. In addition, it excludes non-recurring merger expenses of $137,000 related to this transaction.

  The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,           MARCH 31,
                                                    -----------------------------   --------------------
                                                      1996      1997       1998       1998       1999
                                                    --------   -------   --------   --------   ---------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $  2,442   $ 1,794   $ 16,188   $    817   $   3,423
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities --
    Depreciation and amortization.................     2,896     3,361     10,666      1,159       5,350
    Loss (gain) on sale of property and
      equipment...................................       (96)       49        (91)       (49)        (34)
    Non-cash compensation charge for issuance of
      Common Stock (ESOP).........................       720       254         --         --          --
    Deferred income tax provision (benefit).......       364         5       (370)       105         690
    Changes in operating assets and liabilities,
      net of non-cash transactions --
      (Increase) decrease in --
         Accounts receivable......................    (3,035)   (1,010)    (9,649)    (3,910)    (11,998)
         Inventories..............................      (579)     (286)      (904)      (606)       (822)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts......      (233)     (947)    (2,286)      (949)    (10,875)
         Prepaid expenses and other current
           assets.................................       (63)       14     (2,784)         6        (676)
         Other, net...............................      (101)      (56)       (93)        32         154
      Increase (decrease) in --
         Accounts payable and accrued expenses....       734     2,621     (4,672)     5,117       7,905
         Billings in excess of costs and estimated
           earnings on uncompleted contracts......     1,026      (478)     2,185     (1,585)      2,476
                                                    --------   -------   --------   --------   ---------
           Net cash provided by (used in)
             operating activities.................     4,075     5,321      8,190        137      (4,407)
                                                    --------   -------   --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment....       172       268      1,394        816         287
  Additions of property and equipment and other
    assets........................................    (4,002)   (6,456)   (22,667)    (2,951)     (8,580)
  Cash paid for acquisitions, net of cash
    acquired......................................        --        --    (89,176)   (12,057)    (97,584)
  Proceeds from sale of investments...............        --        --      1,342         --          --
                                                    --------   -------   --------   --------   ---------
           Net cash used in investing
             activities...........................    (3,830)   (6,188)  (109,107)   (14,192)   (105,877)
                                                    --------   -------   --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt....................    12,295     6,867      3,722      2,579       2,428
  Payments on long-term debt......................   (10,336)   (6,487)   (36,111)   (18,157)    (15,657)
  Redemptions of Common Stock.....................    (2,805)      (31)        --         --          --
  Issuances of Common Stock, net of offering
    costs.........................................        --        --     44,914     45,109     101,119
  Net borrowings under bank lines of credit.......       843       495     52,522         --      24,405
  Distributions to accounting acquiror............        --        --     (8,370)    (8,370)         --
  Proceeds from Convertible Subordinated Notes....        --        --     49,350         --          --
  Debt issuance costs.............................        --        --     (3,066)        --          --
  Exercise of stock options.......................        --        --        713         --          --
  Other...........................................       (95)       --         --     (2,526)         --
                                                    --------   -------   --------   --------   ---------
           Net cash provided by (used in)
             financing activities.................       (98)      844    103,674     18,635     112,295
                                                    --------   -------   --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................       147       (23)     2,757      4,580       2,011
CASH AND CASH EQUIVALENTS, beginning of period....       365       512        489        489       3,246
                                                    --------   -------   --------   --------   ---------
CASH AND CASH EQUIVALENTS, end of
  period..........................................  $    512   $   489   $  3,246   $  5,069   $   5,257
                                                    ========   =======   ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest......................................  $    744   $   750   $  4,690   $    380   $   1,940
    Income taxes, net of refunds..................       870     1,518     10,800        263       5,438

  The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                         LIMITED VOTE
                                   COMMON STOCK          COMMON STOCK      UNEARNED   ADDITIONAL
                                -------------------   ------------------     ESOP      PAID-IN     RETAINED    TOTAL
                                  SHARES     AMOUNT    SHARES     AMOUNT    SHARES     CAPITAL     EARNINGS    EQUITY
                                ----------   ------   ---------   ------   --------   ----------   --------   --------
Balance, December 31, 1995....   4,162,572    $--            --    $--     $    --     $    891    $ 8,091    $  8,982
  Distribution to
    stockholders..............          --     --            --     --          --           --       (375)       (375)
  Purchase of stock from
    stockholders..............          --     --            --     --      (2,805)          --         --      (2,805)
  Distribution of stock
    through ESOP..............          --     --            --     --         720           --         --         720
  Other.......................          --     --            --     --          --          421         --         421
  Net income..................          --     --            --     --          --           --      2,442       2,442
                                ----------    ---     ---------    ---     -------     --------    -------    --------
Balance, December 31, 1996....   4,162,572     --            --     --      (2,085)       1,312     10,158       9,385
  Distribution of stock
    through ESOP..............          --     --            --     --         254           --         --         254
  Other.......................          --     --            --     --          --          (31)        --         (31)
  Net income..................          --     --            --     --          --           --      1,794       1,794
                                ----------    ---     ---------    ---     -------     --------    -------    --------
Balance, December 31, 1997....   4,162,572     --            --     --      (1,831)       1,281     11,952      11,402
  Issuances of stock..........          --     --     3,345,333     --          --           --         --          --
  Stock options exercised.....      60,000     --            --     --          --        1,125         --       1,125
  Initial public offering, net
    of offering costs.........   5,750,000     --            --     --          --       44,914         --      44,914
  Acquisition of Founding
    Companies.................   4,527,000     --            --     --          --       53,890         --      53,890
  Acquisition of Purchased
    Companies.................   4,058,377     --            --     --          --       43,984         --      43,984
  Net income..................          --     --            --     --          --           --     16,188      16,188
                                ----------    ---     ---------    ---     -------     --------    -------    --------
Balance, December 31, 1998....  18,557,949     --     3,345,333     --      (1,831)     145,194     28,140     171,503
Stock options exercised
  (unaudited).................      13,185     --            --     --          --          120         --         120
Conversion of Limited Vote
  Stock to Common Stock
  (unaudited).................       3,882     --        (3,882)    --          --           --         --          --
Follow-on offering, net of
  offering costs
  (unaudited).................   4,600,000     --            --     --          --      101,119         --     101,119
Acquisition of Purchased
  Companies (unaudited).......   2,502,394     --            --     --          --       53,605         --      53,605
Net income (unaudited)........          --     --            --     --          --           --      3,423       3,423
                                ----------    ---     ---------    ---     -------     --------    -------    --------
Balance, March 31, 1999
  (unaudited).................  25,677,410    $--     3,341,451    $--     $(1,831)    $300,038    $31,563    $329,770
                                ==========    ===     =========    ===     =======     ========    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Quanta Services, Inc., a Delaware corporation ("Quanta"), was founded in August 1997 to create a leading provider of specialty contracting and maintenance services primarily related to electric, utility and telecommunications infrastructure in North America.

     In February 1998, Quanta completed its initial public offering (the "Offering" or "IPO"), concurrent with which Quanta acquired, in separate transactions, four entities (the "Founding Companies"). Quanta acquired twelve additional businesses in 1998 and fifteen additional businesses through June 7, 1999. Of these additional acquired businesses, two were accounted for as poolings-of-interests and are referred to herein as the "Pooled Companies" (see
Note 4). The remaining acquired businesses were accounted for as purchases and are referred to herein as the "Purchased Companies." Quanta intends to continue to acquire through merger or purchase similar companies to expand its national and regional operations.

     The financial statements of Quanta for periods prior to February 18, 1998 (the effective closing date of the acquisitions of the Founding Companies), are the financial statements of PAR Electrical Contractors, Inc. ("PAR" or the "Accounting Acquiror") as restated for the acquisitions of the Pooled Companies. The operations of the other Founding Companies and Quanta, acquired by the Accounting Acquiror, have been included in the Company's historical financial statements beginning February 19, 1998, and the Purchased Companies beginning on their respective dates of acquisition. References herein to the "Company" include Quanta and its subsidiaries.

     In the course of its operations, the Company is subject to certain risk factors, including but not limited to: limited combined operating history, risks related to acquisition strategy, recoverability of goodwill, risks related to acquisition financing, risks related to operating and internal growth strategies, management of growth, availability of qualified employees, unionized workforce, competition, risks associated with contracts, potential exposure to environmental liabilities, dependence on key personnel and Year 2000 risks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements of the Company, include the accounts of Quanta and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Consolidated Financial Information

     The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

Supplemental Cash Flow Information

     The Company had non-cash investing and financing activities related to capital leases of approximately $111,000, $692,000 and $1,218,000 during the years ended December 31, 1996, 1997 and 1998, respectively.

     In addition, pursuant to its acquisition program, the Company acquired assets through purchase acquisitions with an estimated fair market value, net of cash acquired, of approximately $116,022,000 and liabilities of approximately $71,598,000 resulting in the recording of approximately $127,654,000 in goodwill.

Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts when collection is considered doubtful.

Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by the Company at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense related to property and equipment, was approximately $2,841,000, $3,305,000 and $8,153,000 for the years ended December 31, 1996,
1997 and 1998, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Debt Issue Costs

     Debt issue costs related to the Company's credit facility and the Convertible Subordinated Notes are included in other assets and are amortized to interest expense over the scheduled maturity periods of the related debt. As of December 31, 1997 and 1998, accumulated amortization was approximately $0 and $178,000, respectively.

Goodwill

     Goodwill represents the excess of the aggregate purchase price paid by the Company in the acquisition of businesses accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. Management continually evaluates whether events or circumstances have occurred that indicate that the remaining estimated useful lives of property and equipment, other identifiable intangible assets and goodwill may warrant revision or that the remaining balances may not be recoverable.

Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a fixed price or cost-plus-fee contract. Such contracts generally provide that the customer accept completion of progress to date and compensate the Company for services rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Revenues from fixed price or cost-plus-fee contracts are recognized on the percentage-of-completion method measured by the percentage of

                     QUANTA SERVICES, INC. AND SUBSIDIARIES
costs incurred to date to total estimated costs for each contract. Contract costs typically include all direct material, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in fixed price or cost-plus-fee contacts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year. Retainage balances as of December 31, 1997 and 1998 were approximately $400,000 and $11,704,000, respectively, and are included in accounts receivable.

     The current asset "Cost and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The current liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

Warranty Costs

     For certain contracts, the Company generally warrants labor for new installations and construction and servicing of existing infrastructure. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

     Certain of the Purchased Companies were S corporations for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisitions are the responsibility of the respective stockholders. In addition, one of the Pooled Companies was an S corporation prior to its merger with Quanta and therefore, income taxes have not been provided for in the historical financial statements. Effective with the acquisitions, the S corporations converted to C corporations. Accordingly, at the date of acquisition an estimated deferred tax liability has been recorded to provide for the estimated future income tax liability resulting from the difference between the book and tax bases of the net assets of these former S corporations. For purposes of these consolidated financial statements, federal and state income taxes have been provided for the post-acquisition periods.

Earnings per Share

     The Company has adopted SFAS No. 128, "Earnings Per Share," which requires restatement of all comparative per share amounts. Under the provisions of SFAS No. 128, the presentation of primary earnings per share has been replaced with earnings per share for potentially dilutive securities such as outstanding options. All prior period earnings per share data have been restated.

     For financial statement purposes, as required by the rules and regulations of the Securities Act, PAR has been identified as the accounting acquiror in the transaction with Quanta and its initial public offering. As such, the shares of Quanta common stock beneficially owned by the stockholders of PAR and the shares issued in connection with the acquisition of the Pooled Companies have been used in the calculation of basic and diluted earnings per share of the Company for all periods prior to the IPO.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

Collective Bargaining Agreements

     Certain of the subsidiaries are party to various collective bargaining agreements with certain of its employees. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements expire at various times.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 12 for discussion of certain estimates reflected in the Company's financial statements.

New Accounting Pronouncements

     In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the display of comprehensive income and its components in the financial statements. Comprehensive income represents all non-stockholder related changes in equity of an entity during the reporting period, including net income and charges directly to equity, which are excluded from net income. For the three years ended December 31, 1998, there are no material differences between the Company's "traditional" and "comprehensive" net income.

     The Company has complied with the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting certain information about operating segments in annual financial statements and, to a lesser extent, reporting of selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for specific disclosures about products and services, geographic areas, and major customers.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which becomes effective for financial statements for the year ended December 31, 1998. SFAS No. 132 requires revised disclosures about pension and other postretirement benefit plans. The Company has adopted the provisions of SFAS No. 132.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for financial statements beginning January 1, 2000. SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In May 1999, the FASB issued an exposure draft that would amend SFAS No. 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is evaluating SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. However, the Company has not historically engaged in activities or entered into arrangements normally associated with derivative instruments.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance with respect to accounting for the various types of costs incurred for computer software developed or obtained for the Company's use. The Company adopted SOP 98-1 in the first quarter of fiscal 1999 and adoption had no effect on its consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred, and upon adoption, previously deferred costs should be charged as a cumulative effect of a change in accounting principle. The Company adopted the new standard in January 1999 and the adoption of this standard had no effect on the Company's financial position or result of operations.

3. PER SHARE INFORMATION:

     The computation of basic and diluted earnings per share for the two years ended December 31, 1997 is based upon the 3,000,000 shares of common stock issued in connection with PAR and 1,162,572 shares issued in connection with the acquisition of the Pooled Companies.

     The computation of basic earnings per share for the year ended December 31, 1998 is based upon 17,856,876 weighted average shares of common stock outstanding which includes the weighted average portion of (i) 7,527,000 shares of common stock issued to the owners of the Founding Companies, (ii) 3,345,333 shares of Limited Vote Common Stock issued to the initial stockholders and certain management personnel of the Company, (iii) 5,750,000 shares of common stock sold in the Offering to pay the cash portion of the consideration for the Founding Companies, to repay expenses incurred in connection with the Offering and to retire debt, (iv) 1,162,572 shares issued for the acquisitions of the Pooled Companies, (v) the 4,058,376 shares issued in acquisitions accounted for as purchases, and (vi) shares issued upon exercise of stock options.

     Shares used in the calculation of the diluted earnings per share for the year ended December 31, 1998 include (i) the shares described above, (ii) the dilution attributable to the assumed conversion of the Convertible Subordinated Notes, and (iii) the dilution attributable to outstanding options to purchase common stock, using the treasury stock method. Included in net income used in computing diluted earnings per share is approximately $506,000 in reduced interest expense, net of tax, attributable to the assumed conversion of the Convertible Subordinated Notes.

4. BUSINESS COMBINATIONS:

Poolings

     During the second quarter of 1998, Quanta completed the acquisition of all the common stock of NorAm Telecommunications, Inc. ("NorAm"), in a business combination accounted for as a "pooling-of-interests" transaction in accordance with the requirements of APB No. 16. NorAm, headquartered in Oregon, provides outside and inside network and technical support for the telecommunications industry. Quanta issued 951,945 shares of common stock in exchange for all the common stock of NorAm.

     In the first quarter of 1999, Quanta completed the acquisition of all the common stock of Fiber Technology, Inc. ("Fiber Tech") in a business combination accounted for as a "pooling-of-interests" transaction. Fiber Tech, headquartered in Houston, Texas, provides specialty contracting services to the cable television and telecommunications industries. Quanta issued 210,627 shares of common stock in exchange for all the common stock of Fiber Tech.

     There were no transactions between Quanta and the Pooled Companies during the periods prior to the business combination. The financial statements of the Company have been previously restated to reflect the impact of the NorAm pooling as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     The following table summarizes the audited restated revenues, net income and per share data of the Company after giving effect to the Fiber Tech pooling transaction (in thousands, except per share data).

                                                             YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                                  1996                1997                 1998
                                            -----------------   -----------------   ------------------
                                                        NET                 NET                  NET
                                            REVENUES   INCOME   REVENUES   INCOME   REVENUES   INCOME
                                            --------   ------   --------   ------   --------   -------
Revenues and net income --
  As previously reported in 1998 Form
     10-K.................................  $71,294    $1,790   $76,204    $2,527   $309,209   $15,175
  Fiber Tech..............................    6,936       652     3,806      (733)    10,050     1,013
                                            -------    ------   -------    ------   --------   -------
          As restated.....................  $78,230    $2,442   $80,010    $1,794   $319,259   $16,188
                                            =======    ======   =======    ======   ========   =======
Basic earnings per share --
  As previously reported in 1998 Form
     10-K.................................             $ 0.45              $ 0.64              $  0.86
  Fiber Tech..............................               0.14               (0.21)                0.05
                                                       ------              ------              -------
          As restated.....................             $ 0.59              $ 0.43              $  0.91
                                                       ======              ======              =======
Diluted earnings per share --
  As previously reported in 1998 Form
     10-K.................................             $ 0.45              $ 0.64              $  0.84
  Fiber Tech..............................               0.14               (0.21)                0.04
                                                       ------              ------              -------
          As restated.....................             $ 0.59              $ 0.43              $  0.88
                                                       ======              ======              =======

Purchases

     Through the year ended December 31, 1998, in addition to the Founding Companies, the Company completed eleven acquisitions accounted for as purchases. The aggregate consideration paid in these transactions consisted of $84.6 million in cash and notes and 4.1 million shares of common stock. The accompanying balance sheet as of December 31, 1998 includes preliminary allocations of the respective purchase prices and is subject to final adjustment. The following summarized unaudited pro forma financial information adjusts the historical financial information by assuming the acquisition of the Founding Companies, the Purchased Companies and the issuance of the Convertible Subordinated Notes (as defined in Note 7) occurred on January 1, 1997 (dollars in thousands):

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
Revenues....................................................    $343,130       $433,622
Net income..................................................    $ 16,966       $ 20,465
Basic earnings per share....................................    $   0.78       $   0.94
Diluted earnings per share..................................    $   0.75       $   0.89

     Pro forma adjustments included in the amounts above primarily relate to:
(a) contractually agreed reductions in salaries and benefits for former owners, and certain key employees; (b) adjustment to depreciation and amortization expense due to the purchase price allocations; (c) the assumed reductions in interest expense due to unassumed debt and the refinancing of the outstanding indebtedness in conjunction with the acquisition of the Founding Companies and Purchased Companies, offset by an assumed increase in interest expense incurred in connection with financing the acquisitions; (d) elimination of non-recurring acquisition costs associated with one of the Pooled Companies; (e) the incremental interest expense and amortization of deferred financing costs incurred as a result of the issuance of the Convertible Subordinated Notes (as defined in Note 7), net of the repayment of outstanding indebtedness of the Company; (f) adjustment to the federal and state income tax provisions based on the combined operations; and (g) the

                     QUANTA SERVICES, INC. AND SUBSIDIARIES
elimination of merger expenses related to the Pooled Companies. The pro forma financial data does not purport to represent what the Company's combined financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period.

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                       ESTIMATED        DECEMBER 31,
                                                      USEFUL LIVES   -------------------
                                                        IN YEARS       1997       1998
                                                      ------------   --------   --------
Land................................................        --       $  1,861   $  1,947
Buildings and leasehold improvements................      5-31          1,927      4,232
Operating equipment and vehicles....................      5-25         33,034     90,831
Office equipment, furniture and fixtures............       3-7            972      2,845
                                                                     --------   --------
                                                                       37,794     99,855
Less -- Accumulated depreciation and amortization...                  (19,426)   (25,643)
                                                                     --------   --------
  Property and equipment, net.......................                 $ 18,368   $ 74,212
                                                                     ========   ========

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1997    1998
                                                              ----   ------
Balance at beginning of period..............................   200      400
  Beginning balance of Purchased Companies..................    --      984
  Charged to expense........................................   226      292
  Deductions for uncollectible receivables written off and
     recoveries.............................................   (26)     (60)
                                                              ----   ------
Balance at end of period....................................  $400   $1,616
                                                              ====   ======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997     1998
                                                              ------   -------
Accounts payable, trade.....................................  $3,576   $18,805
Accrued compensation and other related expenses.............     897     9,209
Other expenses..............................................   3,232    12,284
                                                              ------   -------
                                                              $7,705   $40,298
                                                              ======   =======

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Contracts in progress are as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1998
                                                              --------   ---------
Costs incurred on contracts in progress.....................  $ 11,578   $ 231,526
Estimated earnings, net of losses...........................     3,017      44,405
                                                              --------   ---------
                                                                14,595     275,931
Less -- Billings to date....................................   (13,587)   (260,342)
                                                              --------   ---------
                                                              $  1,008   $  15,589
                                                              ========   =========
Costs and estimated earnings recognized in excess of
  billings..................................................  $  1,746   $  22,620
Less -- Billings in excess of costs and estimated earnings
  recognized................................................      (738)     (7,031)
                                                              --------   ---------
                                                              $  1,008   $  15,589
                                                              ========   =========

7. DEBT:

     The Company's long-term debt obligations consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                          -----------------   THREE MONTHS ENDED
                                                           1997      1998       MARCH 31, 1999
                                                          -------   -------   ------------------
                                                                                 (UNAUDITED)
Revolving credit facility...............................  $    --   $56,000        $80,990
Bank lines of credit, with total borrowing capacity of
  $2,000,000, interest at bank's prime rate plus 1%,
  secured by accounts receivable and guaranteed by
  NorAm's stockholders..................................      968        --             --
Bank lines of credit, with total borrowing capacity of
  $8,000,000, interest at bank's prime rate, secured by
  equipment, receivables and other assets...............    2,510        --             --
Notes payable to bank, interest ranging from 9.08% to
  10%, payments due monthly from $9,313 to $36,613
  including interest, secured by equipment..............    1,578        --             --
Note payable to bank, prime interest rate, due $250,000
  annually including interest, secured by stock.........    1,831        --             --
Notes payable to various banks, interest ranging from
  4.8% to 15.35%, secured by certain equipment,
  receivables and other assets..........................    7,771     2,819          3,062
Notes payable to certain previous owners of the
  Purchased Companies bearing interest at 7.0% due
  2001..................................................       --     2,145          1,580
Capital lease obligations...............................      579     3,674          3,194
                                                          -------   -------        -------
                                                           15,237    64,638         88,826
Less -- Current maturities..............................   (7,599)   (4,357)        (3,392)
                                                          -------   -------        -------
          Total long-term debt..........................  $ 7,638   $60,281        $85,434
                                                          =======   =======        =======

Credit Facility

     In August 1998, the Company amended its $50.0 million revolving credit facility (the "Credit Facility") to increase it to $125 million. In November 1998, the Company expanded its bank group from two banks to nine banks and amended its Credit Facility to increase it to $175 million. The Credit Facility is secured by a pledge of all of the capital stock of the Company's material operating subsidiaries and the majority of the Company's assets and is to provide funds to be used for working capital, to finance acquisitions and for other

                     QUANTA SERVICES, INC. AND SUBSIDIARIES
general corporate purposes. Amounts borrowed under the Credit Facility bear interest at a rate equal to either (a) the London Interbank Offered Rate ("LIBOR" which was 5.63% at December 31, 1998) plus 1.00% to 2.00%, as determined by the ratio of the Company's total funded debt to EBITDA (as defined in the Credit Facility) or (b) the bank's prime rate (which was 7.75% at December 31, 1998) plus up to 0.25%, as determined by the ratio of the Company's total funded debt to EBITDA. Commitment fees of 0.175% to 0.30% (based on certain financial ratios) are due on any unused borrowing capacity under the Credit Facility. The Credit Facility matures August 2, 2003. The Company's existing and future subsidiaries will guarantee the repayment of all amounts due under the facility and the facility restricts pledges on all material assets. The Credit Facility contains usual and customary covenants for a credit facility of this nature including the prohibition of the payment of dividends, certain financial ratio covenants and the consent of the lenders for acquisitions exceeding a certain level of cash consideration. As of December 31, 1998, $56.0 million was borrowed under the Credit Facility, and the Company had $2.5 million of letters of credit outstanding, resulting in a borrowing availability of $116.5 million under the Credit Facility.

     The maturities of long-term debt (excluding capital leases) as of December 31, 1998, are as follows (in thousands):

YEAR ENDING DECEMBER 31 --
--------------------------
          1999..............................................   $ 2,603
          2000..............................................     1,304
          2001..............................................       881
          2002..............................................       154
          2003..............................................    56,022
                                                               -------
                                                               $60,964
                                                               =======

     The Company leases certain buildings and equipment under non-cancellable lease agreements. The following schedule shows the future minimum lease payments under these leases as of December 31, 1998 (in thousands):

                                                              CAPITAL   OPERATING
YEAR ENDING DECEMBER 31 --                                    LEASES     LEASES
--------------------------                                    -------   ---------
          1999..............................................  $ 1,879    $2,947
          2000..............................................    1,177     2,723
          2001..............................................      893     2,318
          2002..............................................       24     1,338
          2003..............................................        1       288
                                                              -------    ------
                    Total minimum lease payments............    3,974    $9,614
                                                                         ======
          Less -- Amounts representing interest.............     (300)
                                                              -------
            Present value of minimum lease payments.........    3,674
          Less -- Current portion...........................   (1,754)
                                                              -------
            Long-term obligation............................  $ 1,920
                                                              =======

     Rent expense related to operating leases was approximately $258,000, $519,000 and $1,816,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Assets under capital leases are included as part of property and equipment.

     Certain of the Company's subsidiaries have entered into a number of related party lease arrangements for operational facilities. These lease agreements generally have a term of 5 years. There were no such related-

                     QUANTA SERVICES, INC. AND SUBSIDIARIES
party lease payments during the years ended December 31, 1996 and 1997. Lease payments for the year ended 1998 were approximately $315,000. Future commitments with respect to these leases are included above.

Strategic Investment

     In October 1998, the Company entered into a strategic investment agreement with Enron Capital & Trade Resources Corp. ("Enron Capital"), a subsidiary of Enron Corp., pursuant to which Enron Capital and an affiliate made an investment of $49.4 million in Quanta. The investment is in the form of Convertible Subordinated Notes bearing interest at 6 7/8 percent and convertible into Quanta common stock at a price of $13.75 per share. Additionally, Quanta and Enron Capital entered into a strategic alliance under which Enron Capital and Quanta will exchange information regarding the design, construction and maintenance of electric power transmission and distribution systems and fiber optic communications systems. The Convertible Subordinated Notes require quarterly interest payments and equal semi-annual principal payments beginning in 2006 until the notes are paid in full in 2010. The Company has the option to redeem the notes at a premium beginning in 2002.

8. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996     1997     1998
                                                            ------   ------   -------
Federal --
  Current.................................................  $  840   $1,475   $10,214
  Deferred................................................     299       10      (262)
State --
  Current.................................................     185      306     1,839
  Deferred................................................      65       (5)     (108)
                                                            ------   ------   -------
                                                            $1,389   $1,786   $11,683
                                                            ======   ======   =======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate to income (loss) before provision for income taxes as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1996     1997     1998
                                                            ------   ------   -------
Provision at the statutory rate...........................  $1,093   $1,504   $ 9,400
Increase resulting from --
  State income tax, net of related tax effect.............     166      187     1,125
  Goodwill................................................      --       --       899
  Nondeductible and other expenses........................     130       95       259
                                                            ------   ------   -------
                                                            $1,389   $1,786   $11,683
                                                            ======   ======   =======

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Deferred income tax liabilities --
  Property and equipment....................................  $(2,500)  $(5,461)
  Book/tax accounting method difference.....................       --      (684)
  Other.....................................................     (162)     (132)
                                                              -------   -------
          Total deferred income tax liabilities.............   (2,662)   (6,277)
                                                              -------   -------
Deferred income tax assets --
  Allowance for doubtful accounts and other reserves........       42     1,222
  Accounts receivable.......................................       35        --
  Goodwill..................................................       41        47
  Inventory.................................................       29       176
  State taxes...............................................      (29)       --
  Other accruals not currently deductible...................      473     1,317
                                                              -------   -------
          Total deferred income tax assets..................      591     2,762
                                                              -------   -------
          Total net deferred income tax liabilities.........  $(2,071)  $(3,515)
                                                              =======   =======

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Deferred tax assets --
  Current...................................................  $   591   $ 2,714
  Long-term.................................................       --        48
                                                              -------   -------
          Total.............................................      591     2,762
                                                              -------   -------
Deferred tax liabilities --
  Current...................................................     (183)     (816)
  Long-term.................................................   (2,479)   (5,461)
                                                              -------   -------
          Total.............................................   (2,662)   (6,277)
                                                              -------   -------
          Net deferred income tax liabilities...............  $(2,071)  $(3,515)
                                                              =======   =======

     Current deferred tax assets are included in prepaid expenses and other current assets.

     In the first quarter of 1999, a non-cash, non-recurring tax charge of $677,000 (unaudited) was recorded as a result of a change in the tax status from an S corporation to a C corporation of a company acquired in a pooling-of-interests transaction.

9. STOCKHOLDERS' EQUITY:

Limited Vote Common Stock

     The shares of Limited Vote Common Stock have rights similar to shares of common stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-tenth of one vote for each share held on all other matters. Each share of Limited Vote Common Stock will convert into

                     QUANTA SERVICES, INC. AND SUBSIDIARIES
common stock upon disposition by the holder of such shares in accordance with the transfer restrictions applicable to such shares.

Stock Options

     In December 1997, the Board of Directors adopted, and the stockholders of the Company approved, the 1997 Stock Option Plan. The purpose of the 1997 Stock Option Plan is to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of common stock of the Company with respect to which options may be granted may not exceed the greater of 2,380,850 shares or 15% of the outstanding shares of common stock. On February 27, 1998, the Company filed a Registration Statement on Form S-8 with respect to 2,380,850 shares of common stock issuable in connection with the 1997 Stock Option Plan.

     The 1997 Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options (collectively, the "Awards"). The amount of ISOs that may be granted under the 1997 Stock Option Plan is limited to 2,380,850 shares. The 1997 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, subject to the terms of the 1997 Stock Option Plan, the sole authority to grant Awards under the 1997 Stock Option Plan, to construe and interpret the 1997 Stock Option Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 1997 Stock Option Plan.

     All of the Company's employees, non-employee directors, officers and advisors are eligible to receive Awards under the 1997 Stock Option Plan, but only employees of the Company are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. In the discretion of the Compensation Committee, option agreements may provide that options will become immediately exercisable in the event of a "change in control" (as defined in the 1997 Stock Option Plan) of the Company. No ISO will remain exercisable later than ten years after the date of grant (or five years in the case of ISOs granted to employees owning more than 10% of the voting capital stock).

     The 1997 Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 10,000 shares of common stock, and each continuing or re-elected non-employee director annually will receive an option to purchase 5,000 shares of common stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant.

     The exercise price for ISOs granted under the 1997 Stock Option Plan may be no less than the fair market value of a share of the common stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the voting capital stock).

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     The following table summarizes activity under the 1997 Stock Option Plan for the year ended December 31, 1998:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                   EXERCISE      EXERCISE
                                                     SHARES         PRICE         PRICE
                                                    ---------   --------------   --------
Granted...........................................  1,674,500   $9.00 - $21.13   $ 12.00
Exercised.........................................    (60,000)     $11.875       $11.875
Forfeited and canceled............................    (36,520)  $9.00 - $16.68   $ 12.84
                                                    ---------
Outstanding at December 31, 1998..................  1,577,980
                                                    =========
Weighted average fair value per share of options
  granted during 1998.............................  $    5.17
Weighted average remaining contractual life in
  years...........................................       9.43

     At December 31, 1998, there were options to purchase 40,000 shares of Common Stock that were exercisable.

     The Company accounts for its stock-based compensation under Accounting Principles Board Statement No. 25 "Accounting for Stock Issued to Employees." Under this accounting method, no compensation expense is recognized in the consolidated statements of income if no intrinsic value of the option exists at the date of grant. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 encourages companies to account for stock based compensation awards based on the fair value of the awards at the date they are granted. The resulting compensation cost would be shown as an expense in the statement of income. Companies can choose not to apply the new accounting method and continue to apply current accounting requirements; however, disclosure is required as to what net income and earnings per share would have been had the new accounting method been followed. Had compensation costs for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                                              1998
                                                                             -------
Net Earnings........................  As reported.........................   $16,188
                                      Pro forma...........................   $11,405
Diluted Earnings Per Share..........  As reported.........................   $  0.88
                                      Pro forma...........................   $  0.63

     The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts as additional awards in future years are anticipated. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1998: (i) risk-free interest rates ranging from 4.17% to 5.80%,
(ii) expected life of 6 years, (iii) average volatility of 24.85%, and (iv) dividend yield of 0%.

Initial Public Offering

     In February, 1998, Quanta completed its initial public offering, which involved the issuance of 5.0 million shares of its common stock at a price of $9.00 per share, resulting in net proceeds to the Company of $38.6 million after deducting underwriting discounts and commissions and expenses related to the IPO. In March 1998, the Company sold 750,000 shares of common stock resulting in net proceeds of $6.3 million pursuant to an over-allotment granted to the underwriters.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

Employee Stock Ownership Plan.

     The Company issued shares of common stock to an Employee Stock Ownership Plan (the "ESOP") in connection with the acquisition of the Pooled Company. The ESOP was terminated on July 31, 1998. A favorable determination letter from the Internal Revenue Service has been received and pending final distribution, a portion of the shares of the Company's common stock held by the ESOP will be sold to repay debt owed by the ESOP to the Company and the remaining portion of the unallocated shares will be distributed to its participants. The cost of the unallocated ESOP shares is reflected as a reduction in the Company's stockholders' equity. Upon distribution from the ESOP, the Company will owe an excise tax equal to 10% of the value of the Company's common stock distributed. In addition, the Company will eliminate the remaining balance reflected as Unearned ESOP Shares on the Company's balance sheet and will have to recognize a non-cash non-recurring compensation charge equal to the value of the unallocated shares held by the ESOP at the time it allocates and distributes such shares. The Company currently cannot determine the amount of the excise tax that will be owed or the non-cash, non-recurring compensation charge that will be recognized. However, based on the closing price of the Company's common stock of $25.44 on March 31, 1999, the amount of such charges would be approximately $772,000 and $3,209,000, respectively.

10. EMPLOYEE BENEFIT PLAN:

     In connection with its collective bargaining agreements with various unions, the Company participates with other companies in the unions' multi-employer pension plans. These plans cover all of the Company's employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer's withdrawal from, or upon termination of such plan. The Company has no plans to withdraw from these plans. The plans do not maintain information on net assets and actuarial present value of the accumulated share of the plans' unfunded vested benefits allocable to the Company, and amounts, if any, for which the Company may be contingently liable is not ascertainable at this time.

     Certain subsidiaries of the Company provide various defined contribution plans to their employees. The plans cover substantially all full-time employees of the Company. Contributions to the plans by the Company vary from plan to plan. Contributions to the plans were approximately $214,000, $217,000 and $1,434,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

11. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, lines of credit, accounts payable, notes payable and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

12. COMMITMENTS AND CONTINGENCIES:

Litigation

     Certain subsidiaries of the Company are involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, business property liability, workers' compensation, general liability and an umbrella policy. Effective January 1, 1996, the Company began self-insuring for certain workers' compensation risks up to $1,000,000 per occurrence. In

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

October 1997, the Company reduced the deductible to $500,000 per occurrence. The Company has accrued for the estimated probable claims costs in satisfying the deductible provisions of the insurance policies for claims occurring through December 31, 1998. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

     In August 1998, the Company consolidated the casualty insurance program for all subsidiaries of Quanta. This program has no self-insurance provisions. Self-insured claims under previous policies are monitored to ensure that such remaining accruals are adequate.

Performance Bonds

     In certain circumstances, the Company is required to provide performance bonds in connection with its contract commitments.

13. QUARTERLY FINANCIAL DATA (UNAUDITED):

     The table below sets forth the unaudited consolidated operating results by quarter for the years ended December 31, 1997 and 1998. All quarters presented have been restated for the operations of the Pooled Companies (in thousands, except per share data).

                                                               FOR THE THREE MONTHS ENDED,
                                                     -----------------------------------------------
                                                     MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                     --------   -------   ------------   -----------
1997:
Revenues...........................................  $15,408    $21,428     $ 22,294      $ 20,880
Gross profit.......................................    1,621      4,547        6,469         4,774
Net income (loss)..................................     (727)       814        1,187           520
Basic earnings per share ..........................  $ (0.17)   $  0.20     $   0.29      $   0.12
Diluted earnings per share ........................  $ (0.17)   $  0.20     $   0.29      $   0.12
1998:
Revenues...........................................  $32,230    $65,045     $103,737      $118,247
Gross profit.......................................    5,234     12,796       20,814        23,145
Net income.........................................      817      3,139        6,360         5,872
Basic earnings per share ..........................  $  0.08    $  0.17     $   0.31      $   0.27
Diluted earnings per share ........................  $  0.08    $  0.17     $   0.31      $   0.25

     The sum of the individual quarterly earnings per share amounts may not agree with year-to-date earnings per share as each period's computation is based on the weighted average number of shares outstanding during the period.

14. RISK CONCENTRATION:

     The Company grants credit, generally without collateral, to its customers, which include utility companies, telecommunications providers, municipalities and commercial companies located primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company generally is entitled to payment for work performed and has certain lien rights in that work and concentrations of credit risk are limited due to the diversity of the Company's customer base. Further, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

15. SEGMENT INFORMATION:

     The Company operates in one reportable segment as a specialty contractor. The Company provides contracting and maintenance services including services for electric utility infrastructure, telecommunications, transportation control and lighting systems and commercial and industrial services. Each of these services is provided by various of the Company's subsidiaries and discrete financial information is not provided to management at the service level. The following table presents information regarding revenues derived from the services noted above.

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996      1997       1998
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
Electric utility infrastructure.............................  $41,830   $48,149   $159,243
Telecommunications..........................................   34,974    30,337    110,234
Transportation control and lighting systems.................      427       491     27,520
Commercial and industrial...................................      999     1,033     22,262
                                                              -------   -------   --------
                                                              $78,230   $80,010   $319,259
                                                              =======   =======   ========

     The Company does not have significant operations or long-lived assets in countries outside of the United States.

16. SUBSEQUENT EVENTS

  Purchases Subsequent to December 31, 1998

     Subsequent to December 31, 1998 and through June 7, 1999, Quanta completed 14 acquisitions accounted for as purchases. The aggregate consideration paid in these transactions consisted of $171.7 million in cash and 4.1 million shares of common stock. These acquisitions produced 1998 pro forma combined revenues of $280.5 million (unaudited). The cash portion of such consideration was provided by borrowings under the Company's credit facility and cash on-hand.

  Follow-on Common Stock Offering

     On January 27, 1999, Quanta completed a follow-on public offering, which involved the issuance of 4.6 million shares of its common stock at a price of $23.25 per share, resulting in net proceeds to Quanta of $101.1 million after deducting underwriting discounts and commissions and expenses related to the offering.

  401(k) Plan

     Effective February 1, 1999, Quanta adopted a 401(k) plan pursuant to which employees who are not provided retirement benefits through a collective bargaining agreement may make contributions through a payroll deduction. Quanta will make a matching contribution of 100% of each employee's contribution up to 3% of that employee's salary and 50% of each employee's contribution between 3% and 6% of such employee's salary.

  Employee Stock Purchase Plan

     An Employee Stock Purchase Plan has been adopted by the board of directors of the Company (the "Board" or "Board of Directors") and has been approved by the stockholders of the Company in May 1999. The purpose of the Plan is to provide an incentive for employees of the Company and any Participating Company (as defined in the Plan) to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company's Common Stock. At the date hereof, all of the existing subsidiaries of the

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

Company have been designated as Participating Companies. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan will be construed in a manner consistent with the requirements of that section of the Code. The Plan will be administered by a committee appointed from time to time by the Board (the "Committee"). The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  Common Stock Shares Authorized

     Effective May 1999, the Company amended its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 100.0 million shares.

17. SUBSEQUENT EVENT TO AUDITORS' REPORT DATE (UNAUDITED):

     In June 1999, the Company expanded its bank group from nine to 14 banks and amended the Credit Facility to increase it to $350.0 million.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
The Ryan Company, Inc.
Rockland, Massachusetts:

We have audited the accompanying balance sheet of The Ryan Company, Inc. at December 31, 1998 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ryan Company, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KIRKLAND ALBRECHT AND COMPANY

February 3, 1999
Braintree, Massachusetts

                             THE RYAN COMPANY, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1998

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,983,787
  Accounts receivable.......................................    6,226,564
  Costs and estimated gross profit on uncompleted contracts
     in excess of related billings..........................    2,722,872
  Other current assets......................................       86,586
                                                              -----------
          Total current assets..............................   12,019,809
                                                              -----------
PROPERTY AND EQUIPMENT, AT COST:
  Motor vehicles............................................      891,821
  Tools and equipment.......................................      469,142
  Office equipment..........................................      150,663
                                                              -----------
                                                                1,511,626
  Less accumulated depreciation.............................     (994,970)
                                                              -----------
       Property and equipment, net..........................      516,656
                                                              -----------
CASH SURRENDER VALUE OF OFFICERS' LIFE INSURANCE............        9,257
                                                              -----------
          Total assets......................................  $12,545,722
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade...................................  $ 3,394,302
  Billings on uncompleted contracts in excess of related
     costs and estimated gross profit.......................       31,617
  Accrued payroll...........................................      562,465
  Loans payable, stockholders...............................    2,307,027
  Other liabilities.........................................      260,311
                                                              -----------
          Total current liabilities.........................    6,555,722
                                                              -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
  Common stock, no par value: authorized, 1,000 shares;
     issued and outstanding, 700 shares.....................       50,500
  Additional paid-in capital................................       41,009
  Retained earnings.........................................    5,898,491
                                                              -----------
          Total stockholders' equity........................    5,990,000
                                                              -----------
          Total liabilities and stockholders' equity........  $12,545,722
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                             THE RYAN COMPANY, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

CONTRACT REVENUES...........................................  $35,288,692
COST OF CONTRACT REVENUES, including depreciation...........   26,641,131
                                                              -----------
  Gross Profit..............................................    8,647,561
GENERAL AND ADMINISTRATIVE EXPENSES.........................    5,926,559
                                                              -----------
Operating income............................................    2,721,002
                                                              -----------
OTHER INCOME (EXPENSE), net:
  Interest expense..........................................       (1,236)
  Interest income...........................................      228,770
  Gain on sale of property and equipment....................       15,577
                                                              -----------
     Total other income, net................................      243,111
                                                              -----------
INCOME BEFORE PROVISION FOR INCOME TAXES....................    2,964,113
PROVISION FOR INCOME TAXES..................................      152,485
                                                              -----------
NET INCOME..................................................  $ 2,811,628
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                             THE RYAN COMPANY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1998

                                                           ADDITIONAL
                                                 COMMON     PAID-IN      RETAINED
                                                  STOCK     CAPITAL      EARNINGS        TOTAL
                                                 -------   ----------   -----------   -----------
Balance, December 31, 1997.....................  $50,500    $41,009     $ 5,893,890   $ 5,985,399
Net income.....................................       --         --       2,811,628     2,811,628
Distributions..................................       --         --      (2,807,027)   (2,807,027)
                                                 -------    -------     -----------   -----------
Balance, December 31, 1998.....................  $50,500    $41,009     $ 5,898,491   $ 5,990,000
                                                 =======    =======     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             THE RYAN COMPANY, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 2,811,628
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      149,818
     Net change in cash surrender value of officers' life
      insurance.............................................      203,865
     Gain on sale of property and equipment.................      (15,577)
     Net change in certain current assets and certain
      current liabilities...................................     (646,506)
                                                              -----------
          Total adjustments.................................     (308,400)
                                                              -----------
          Net cash provided by operating activities.........    2,503,228
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (352,587)
  Proceeds from sale of property and equipment..............       15,900
                                                              -----------
          Net cash used in investing activities.............     (336,687)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances on note payable, bank............................    1,116,049
  Repayment on note payable, bank...........................   (1,116,049)
  Payments from stockholders................................    2,307,027
  Payments to stockholders..................................   (1,020,000)
  Distributions.............................................   (2,807,027)
                                                              -----------
          Net cash used in financing activities.............   (1,520,000)
                                                              -----------
NET INCREASE IN CASH........................................      646,541
CASH AND CASH EQUIVALENTS, beginning of year................    2,337,246
                                                              -----------
CASH AND CASH EQUIVALENTS, end of year......................  $ 2,983,787
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                             THE RYAN COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization -- The Company, a Subchapter S Corporation, was organized on January 12, 1966 under the general laws of the Commonwealth of Massachusetts. Its principal business activity is general contracting, specializing in electrical construction primarily on contracts with the federal government at locations throughout the United States.

     Recognition of Income -- For financial and tax reporting, profits on construction contracts are recognized according to the Company's estimate of the percentage of completion on individual contracts commencing when progress reaches a point where experience is sufficient to estimate results with reasonable accuracy. Under this method, income is recognized in the ratio that accumulated costs to date bear to estimated total costs. Losses expected to be incurred on contracts in process are charged to operations in the period such losses are determined. Contracts generally provide that the customer accept completion of progress to date and compensate the Company for services rendered in terms of units installed, hours expended, or some other measure of progress. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the Company's estimates of costs and revenues will change in the near term.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These differences could be significant.

     Cash -- The Company routinely has cash deposits in excess of federally insured limits with its financial institutions. The excess deposits are invested daily in government securities.

     Accounts Receivable -- Accounts receivable include amounts retained on contracts which are due contingent upon approval and acceptance of the completed construction. Accounts receivable billed but not paid by customers pursuant to contract retainage provisions are due upon completion of the contract and acceptance by the customer. The retainage balance as of December 31, 1998 will be collected within the subsequent year.

     Bad Debts -- Accounts receivable are periodically reviewed by management. Current earnings are charged and an allowance is credited with a provision for doubtful accounts based on experience. Accounts deemed to be uncollectible are charged against the allowance. Accounts receivable are reported on the balance sheets net of the allowance. Bad debts are written off using the direct write-off method for income tax reporting.

     Property and Equipment -- Items capitalized as property and equipment are recorded at cost. Maintenance, routine repairs and minor replacements are charged against operations, while those items which materially improve or extend the lives of existing assets are capitalized.

     Depreciation has been computed using straight-line and accelerated methods calculated to amortize the costs of the assets over their estimated useful lives as follows:

ASSETS                                                         YEARS
------                                                         -----
Motor vehicles..............................................       5
Tools and equipment.........................................     3-5
Office equipment............................................     3-7

     Statement of Cash Flows -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                             THE RYAN COMPANY, INC.

     Income Taxes -- On March 9, 1992, the Company, with the consent of its stockholders, filed an election with the Internal Revenue Service to be classified as an S Corporation. In lieu of federal corporate income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. The Company may be required to pay state corporate income taxes depending on whether the states in which the Company operates recognize S Corporations.

2. CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents consist of the following:

Cash.....................................................  $2,533,787
Short-term securities....................................     450,000
                                                           ----------
                                                           $2,983,787
                                                           ==========

3. ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:

On contracts in process:
  Current................................................  $4,004,379
  Retained...............................................     398,827
                                                           ----------
                                                            4,403,206
                                                           ----------
On contracts completed:
  Current................................................   1,339,415
  Retained...............................................     507,575
                                                           ----------
                                                            1,846,990
                                                           ----------
Miscellaneous receivables................................      34,368
                                                           ----------
Less allowance for doubtful accounts.....................     (58,000)
                                                           ----------
                                                           $6,226,564
                                                           ==========

4. CONTRACTS IN PROCESS:

     A summary of contracts in process is as follows:

Accumulated costs on contracts.........................  $ 35,157,914
Estimated gross profit recognized......................     8,536,989
                                                         ------------
                                                           43,694,903
Less related accumulated billings......................   (41,003,648)
                                                         ------------
                                                         $  2,691,255
                                                         ============

     This amount is included in the accompanying balance sheet under the following captions:

Costs and estimated gross profit on uncompleted contracts
  in excess of related billings..........................  $2,722,872
Billings on uncompleted contracts in excess of related
  costs and estimated gross profit.......................     (31,617)
                                                           ----------
                                                           $2,691,255
                                                           ==========

                             THE RYAN COMPANY, INC.

5. RELATED PARTY TRANSACTIONS:

     Loans Payable, Stockholders -- During the year ended December 31, 1998, the stockholders made loans to the Company which amounted to $2,307,027. These loans are being repaid subsequent to December 31, 1998.

     Facility Rental -- The Company leases its office facilities from a related realty trust in which both of the beneficiaries are also stockholders of the Company under a five-year lease expiring March 31, 2003. Rent expense amounted to $71,880 during the year ended December 31, 1998.

     Future minimum rental commitment under the lease exclusive of condominium fees is as follows:

YEARS                                                        AMOUNT
-----                                                       --------
1999......................................................  $ 69,660
2000......................................................    72,060
2001......................................................    74,460
2002......................................................    76,860
2003......................................................    19,365
                                                            --------
                                                            $312,405
                                                            ========

6. NOTE PAYABLE, BANK:

     The Company has an unsecured line of credit at December 31, 1998 of $3,000,000. Interest is computed at the bank's base lending rate and is payable in arrears at the end of each month. The note is payable on demand and is personally guaranteed by the stockholders of the Company. At December 31, 1998, no balance was outstanding on this line of credit.

7. PROVISION FOR INCOME TAXES:

     As previously mentioned in Note 1, on March 9, 1992, the Company, with the consent of its stockholders, filed an election with the Internal Revenue Service to be classified as an Subchapter S Corporation. In lieu of federal corporate income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. The Company may be required to pay state corporate income taxes depending on whether the states in which the Company operates recognize Subchapter S Corporations.

     The provision for income taxes consists of the following:

Current:
  State...................................................  $152,485
Deferred:
  State...................................................        --
                                                            --------
                                                            $152,485
                                                            ========

     The Company does not plan to make additional distributions if the stockholders owe additional income taxes.

8. 401(k) PLAN:

     The Company has in effect a 401(k) plan covering all employees as defined in the plan document. Contributions to the plan are at the discretion of the Board of Directors. Contributions of $106,750 were made for the year ended December 31, 1998.

                             THE RYAN COMPANY, INC.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, a line of credit, and accounts payable. The Company believes the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

10. MAJOR CUSTOMER AND RISK CONCENTRATION:

     The Company earns substantially all its contract revenues from the Federal Government on construction contracts performed at various locations throughout the United States.

     The Company grants credit, without collateral, to the Federal Government. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize any potential credit risk.

11. SUBSEQUENT EVENT TO DATE OF ACCOUNTANTS' REPORT (UNAUDITED):

     On February 12, 1999, the Company was acquired by Quanta Services, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Dillard Smith Construction Company
Chattanooga, Tennessee

We have audited the accompanying balance sheet of Dillard Smith Construction Company (formerly Southeast Energy Services, Inc. and subsidiaries) as of June 30, 1998, and the related statements of income, stockholders' equity and cash flows for the year ended June 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dillard Smith Construction Company as of June 30, 1998, and the results of its operations and its cash flows for the year ended June 30, 1998, in conformity with generally accepted accounting principles.

JOSEPH DECOSIMO AND COMPANY, LLP

Chattanooga, Tennessee
August 24, 1998

                       DILLARD SMITH CONSTRUCTION COMPANY

                                 BALANCE SHEETS

                                     ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1998
                                                              -----------   ------------
                                                                            (UNAUDITED)
CURRENT ASSETS
  Cash and Cash Equivalents.................................  $ 2,001,709   $   991,582
  Investment Securities.....................................    1,203,608     2,931,931
  Receivables --
    Trade...................................................    7,461,146     7,802,832
    Notes...................................................      103,410       109,983
    Officers and Employees..................................      176,699       400,833
    Other...................................................      124,587        18,077
  Costs and Estimated Earnings in Excess of Billings on
    Uncompleted Contracts...................................       52,570       428,853
  Inventories...............................................      516,809       380,956
  Deferred Income Taxes.....................................      106,700       126,400
                                                              -----------   -----------
         Total current assets...............................   11,747,238    13,191,447
                                                              -----------   -----------
PROPERTY AND EQUIPMENT, net.................................    7,040,427     6,577,922
                                                              -----------   -----------
OTHER ASSETS
  Cash Surrender Value of Life Insurance....................      147,779       147,779
  Long-Term Note Receivable.................................      209,312       196,764
  Deposits..................................................      128,575       134,543
  Loan Costs -- net of amortization of $50,657 for June 1998
    and $55,890 for December 1998...........................       29,654        24,421
                                                              -----------   -----------
         Total other assets.................................      515,320       503,507
                                                              -----------   -----------
         Total assets.......................................  $19,302,985   $20,272,876
                                                              ===========   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank Overdraft............................................  $   591,945   $ 1,059,625
  Notes Payable --
    Short-Term Bank Loan....................................    1,503,500       348,500
    Current Portion of Long-Term Debt.......................      318,168       334,931
  Accounts Payable..........................................      864,610     1,300,813
  Accrued Expenses..........................................    2,969,684     2,609,119
  Income Taxes Payable......................................      122,753       102,007
                                                              -----------   -----------
         Total current liabilities..........................    6,370,660     5,754,995
                                                              -----------   -----------
LONG-TERM DEBT..............................................    4,158,747     3,989,060
                                                              -----------   -----------
DEFERRED INCOME TAXES.......................................      116,500       112,300
                                                              -----------   -----------
STOCKHOLDERS' EQUITY
  Common Stock -- no par value --
    Class A -- voting -- 3,000 shares authorized; 75 shares
     issued.................................................       29,448        29,448
    Class B -- nonvoting -- 7,000 shares authorized; 3,827
     shares issued..........................................      219,175      219,175]
  Additional Paid-In Capital................................      205,880       205,880
  Retained Earnings.........................................    8,202,575     9,962,018
                                                              -----------   -----------
         Total stockholders' equity.........................    8,657,078    10,416,521
                                                              -----------   -----------
         Total liabilities and stockholders' equity.........  $19,302,985   $20,272,876
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       DILLARD SMITH CONSTRUCTION COMPANY

                              STATEMENTS OF INCOME

                                                                               SIX MONTHS
                                                       TWELVE MONTHS       ENDED DECEMBER 31,
                                                       ENDED JUNE 30,   -------------------------
                                                            1998           1997          1998
                                                       --------------   -----------   -----------
                                                                               (UNAUDITED)
CONSTRUCTION REVENUE.................................   $42,844,378     $19,968,311   $27,773,118
COST OF CONSTRUCTION CONTRACTS.......................    38,054,295      17,553,295    24,162,624
                                                        -----------     -----------   -----------
  Gross Profit.......................................     4,790,083       2,415,016     3,610,494
OPERATING EXPENSES...................................     4,003,181       2,026,550     2,412,013
                                                        -----------     -----------   -----------
OPERATING INCOME.....................................       786,902         388,466     1,198,481
                                                        -----------     -----------   -----------
OTHER INCOME (EXPENSE)
  Interest Income....................................       162,863          44,029        86,772
  Interest Expense...................................      (520,497)       (275,251)     (221,473)
  Gain on Sale of Assets.............................       367,470          65,704       790,551
  Rental Income......................................        17,360          15,175            --
  Other Income.......................................        18,611          14,432         8,212
                                                        -----------     -----------   -----------
                                                             45,807        (135,911)      664,062
                                                        -----------     -----------   -----------
INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION
  FOR INCOME TAXES...................................       832,709         252,555     1,862,543
  Provision for Income Taxes.........................        57,000          85,900       103,100
                                                        -----------     -----------   -----------
INCOME FROM CONTINUING OPERATIONS....................       775,709         166,655     1,759,443
                                                        -----------     -----------   -----------
DISCONTINUED OPERATIONS
  Loss from Operations of Discontinued Fabrication
     Segment.........................................      (294,054)        (85,996)           --
  Loss on Disposal of Discontinued Fabrication
     Segment.........................................      (149,499)             --            --
                                                        -----------     -----------   -----------
                                                           (443,553)        (85,996)           --
                                                        -----------     -----------   -----------
NET INCOME...........................................   $   332,156     $    80,659   $ 1,759,443
                                                        ===========     ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       DILLARD SMITH CONSTRUCTION COMPANY

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                   COMMON STOCK
                                      --------------------------------------
                                           CLASS A             CLASS B         ADDITIONAL
                                      -----------------   ------------------    PAID-IN      RETAINED
                                      SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL      EARNINGS
                                      ------   --------   -------   --------   ----------   ----------
BALANCE -- June 30, 1997............     750   $ 29,448    38,272   $219,175    $205,880    $7,870,419
  Exchange of Stock.................    (675)        --   (34,445)        --          --            --
  Net Income........................      --         --        --         --          --       332,156
                                      ------   --------   -------   --------    --------    ----------
BALANCE -- June 30, 1998............      75     29,448     3,827    219,175     205,880     8,202,575
  Net Income (unaudited)............      --         --        --         --          --     1,759,443
                                      ------   --------   -------   --------    --------    ----------
BALANCE -- December 31, 1998
  (unaudited).......................      75   $ 29,448     3,827   $219,175    $205,880    $9,962,018
                                      ======   ========   =======   ========    ========    ==========

    The accompanying notes are an integral part of the financial statements.

                       DILLARD SMITH CONSTRUCTION COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                   SIX MONTHS ENDED
                                                              TWELVE MONTHS          DECEMBER 31,
                                                              ENDED JUNE 30,   -------------------------
                                                                   1998           1997          1998
                                                              --------------   -----------   -----------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................   $   332,156     $    80,659   $ 1,759,443
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities Depreciation....................     1,595,901         707,332     1,127,240
    Bad Debt Expense (Recoveries)...........................        76,526            (581)       43,887
    Gain on Sale of Property and Equipment..................      (452,068)        (37,519)     (595,065)
    Gain on Sale of Investment Securities...................       (15,570)             --            --
    Unrealized Gain on Investment Securities................       (10,355)        (30,366)     (195,486)
    Deferred Income Taxes...................................       (22,300)             --       (23,900)
    Amortization of Loan Costs..............................        10,466          18,000         5,233
    Amortization of Bond Premium............................           377             176           492
    Purchase of Investment Securities.......................    (1,193,278)             --    (1,533,329)
    Changes in Operating Assets and Liabilities --
      Decrease (Increase) in --
         Receivables........................................    (2,084,514)       (351,932)     (279,063)
         Costs and Estimated Earnings in Excess of Billings
           on Uncompleted Contracts.........................       (52,570)       (415,273)     (376,283)
         Inventories........................................     1,118,352         282,763       135,853
         Income Taxes Refundable............................       133,766          58,807            --
         Deposits...........................................       (30,782)            511        (5,968)
      Increase (Decrease) in --
         Accounts Payable and Accrued Expenses..............       296,291       1,280,944        75,638
         Billings in Excess of Costs and Estimated Earnings
           on Uncompleted Contracts.........................       (99,396)        (99,396)           --
         Income Taxes Payable...............................       104,955         (17,798)      (20,746)
                                                               -----------     -----------   -----------
           Net Cash Provided by (Used in) Operating
             Activities.....................................      (292,043)      1,476,327       117,946
                                                               -----------     -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities...............     1,846,141         180,000            --
  Purchase of Property and Equipment........................    (1,252,458)       (399,371)   (1,601,708)
  Proceeds from Sale of Property and Equipment..............     1,371,187         326,845     1,532,038
  Cash (Advanced to) Received from Officers and Employees...      (165,816)         10,883      (224,134)
  Cash Received on Notes Receivable.........................       104,464           4,777         5,975
  Decrease in Cash Surrender Value of Life Insurance........       105,752              --            --
                                                               -----------     -----------   -----------
           Net Cash Provided (Used) by Investing
             Activities.....................................     2,009,270         123,134      (287,829)
                                                               -----------     -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in Bank Overdraft................................          (872)       (592,817)      467,680
  Net Short-Term Borrowings (Repayments)....................       (13,955)       (256,500)   (1,155,000)
  Repayment of Long-Term Debt...............................      (719,530)       (200,046)     (152,924)
                                                               -----------     -----------   -----------
           Net Cash Provided (Used in) by Financing
             Activities.....................................      (734,357)     (1,049,363)     (840,244)
                                                               -----------     -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       982,870         550,098    (1,010,127)
CASH AND CASH EQUIVALENTS -- beginning of period............     1,018,839       1,018,839     2,001,709
                                                               -----------     -----------   -----------
CASH AND CASH EQUIVALENTS -- end of period..................   $ 2,001,709     $ 1,568,937   $   991,582
                                                               ===========     ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash Paid (Received) During the period for --
    Interest................................................   $   561,562     $   296,339   $   235,927
    Income Taxes............................................   $    12,960     $   (47,182)  $   152,746

    The accompanying notes are an integral part of the financial statements.

                       DILLARD SMITH CONSTRUCTION COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies and practices followed by the company are as follows:

     Merger -- Effective June 30, 1998, Dillard Smith Construction Company merged with the company's former parent, Southeast Energy Services, Inc. and its wholly-owned subsidiary, Lake Mirror Land Co. with the exchange of one share of stock in Dillard Smith Construction Company for every ten shares of Southeast Energy Services, Inc. Also during the current year, another wholly-owned subsidiary of Southeast Energy Services, Inc., Utility Supply & Equipment Corporation, ceased operations and all assets and liabilities of the subsidiary were liquidated. Accordingly, the operations of Utility Supply & Equipment Corporation are classified as discontinued operations in the statements of income. The financial statements for 1997 and thereafter consolidate the four companies with all material intercompany accounts and transactions eliminated.

     Description of Business -- Dillard Smith Construction Company's principal business consists of utility construction and maintenance in the southeastern United States. The former Utility Supply & Equipment Corporation was a fabricator of equipment used in utility construction and maintenance. The former Lake Mirror Land Co.'s principal function was to hold title to the real property owned and used by the consolidated group.

  Interim Consolidated Financial Information

     The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition -- The company performs under various types of contracts: cost-plus, time and materials, unit price and fixed price. Performance on contracts is generally less than one year. Revenues on cost-plus, time and materials and unit price contracts are recognized as earned.

     Revenues from fixed price contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs to complete each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders and settlements are accounted for as changes in estimates in the current period.

                       DILLARD SMITH CONSTRUCTION COMPANY

     The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts," represents billings in excess of revenues recognized.

     Cash and Cash Equivalents -- The company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The company maintains at various financial institutions cash and cash equivalent accounts which may exceed federally insured amounts at times and which may at times significantly exceed balance sheet amounts due to outstanding checks.

     Investment Securities -- Investment securities are classified into three categories: held-to-maturity, available-for-sale and trading. For securities to be classified as held-to-maturity, the company must demonstrate the positive intent and ability to hold the securities to maturity. Trading securities are securities bought and held principally for the purpose of selling them in the near future. Available-for-sale securities are those securities not classified as held-to-maturity or trading. Investment securities considered available-for-sale are adjusted for unrealized holding gains and losses and recorded at fair value. The difference in fair value and cost adjusted for amortization and accretion for securities available-for-sale is shown as a separate component of stockholders' equity net of income tax effects. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     Inventories -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Inventories consist of construction equipment, materials and supplies, and work-in-progress on construction equipment.

     Property and Equipment -- Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

     Depreciation is provided on accelerated and straight-line methods based on the estimated useful lives of the depreciable assets.

     Loan Costs -- Debt financing costs are deferred and amortized using the straight-line method over the term of the related debt.

     Income Taxes -- Income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

     Estimates and Uncertainties -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       DILLARD SMITH CONSTRUCTION COMPANY

2. INVESTMENT SECURITIES:

     Investment securities consisted of trading securities summarized as follows:

                                                            JUNE 30, 1998
                                                       -----------------------
                                                                      MARKET
                                                          COST        VALUE
                                                       ----------   ----------
Equity Securities....................................  $  792,216   $  800,982
U.S. Treasury Notes..................................     401,037      402,626
                                                       ----------   ----------
                                                       $1,193,253   $1,203,608
                                                       ==========   ==========

     Proceeds from sales of securities available-for-sale totaled $1,846,141 for the year ended June 30, 1998. Gross gains realized on those sales totaled $15,570.

3. TRADE RECEIVABLES:

     Trade receivables consist of the following:

                                                               JUNE 30,
                                                                 1998
                                                              ----------
Contract Receivables........................................  $7,512,556
Allowance for Doubtful Accounts.............................     (51,410)
                                                              ----------
                                                              $7,461,146
                                                              ==========

4. NOTES RECEIVABLE:

     Notes receivable consist of the following:

                                                              JUNE 30,
                                                                1998
                                                              ---------
6.187% Installment Note Receivable from Former
  Stockholder -- due in monthly installments of $1,000
  including interest, due April, 2001.......................  $  30,952
5% Installment Note Receivable -- due in annual installments
  of $93,923 plus interest through June, 2001...............    281,770
                                                              ---------
                                                                312,722
Less Current Portion........................................   (103,410)
                                                              ---------
                                                              $ 209,312
                                                              =========

5. CONTRACTS IN PROGRESS:

     Information with respect to contracts in progress is summarized as follows:

                                                              JUNE 30,
                                                                1998
                                                              ---------
Costs Incurred on Uncompleted Contracts.....................  $ 433,988
Estimated Earnings on Uncompleted Contracts.................     48,952
                                                              ---------
                                                                482,940
Amounts Billed..............................................   (430,370)
                                                              ---------
Excess of Costs and Estimated Earnings......................  $  52,570
                                                              =========

                       DILLARD SMITH CONSTRUCTION COMPANY

     Excess of Costs and Estimated Earnings are included in the balance sheets as follows:

                                                              JUNE 30,
                                                                1998
                                                              --------
Costs and Estimated Earnings in Excess of Billings on
  Uncompleted Contracts.....................................  $52,570
Billings in Excess of Costs and Estimated Earnings on
  Uncompleted Contracts.....................................       --
                                                              -------
                                                              $52,570
                                                              =======

6. INVENTORIES:

     Inventories consist of the following:

                                                              JUNE 30,
                                                                1998
                                                              --------
Equipment and Parts.........................................  $408,251
Construction Supplies.......................................   108,558
                                                              --------
                                                              $516,809
                                                              ========

7. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                JUNE 30,
                                                                  1998
                                                              ------------
Land........................................................  $    936,070
Building and Improvements...................................     2,036,722
Heavy Duty Vehicles.........................................     5,690,639
Machinery, Equipment and Tools..............................    10,742,306
Automobiles and Light Trucks................................       390,064
Office Furniture and Fixtures...............................       251,469
                                                              ------------
                                                                20,047,270
Accumulated Depreciation....................................   (13,006,843)
                                                              ------------
                                                              $  7,040,427
                                                              ============

                       DILLARD SMITH CONSTRUCTION COMPANY

8. NOTES PAYABLE:

     Long-term debt consists of the following:

                                                               JUNE 30,
                                                                 1998
                                                              ----------
Note Payable to Bank -- payable $50,034 monthly including
  interest at LIBOR plus 3%, remaining principal due May,
  2001, collateralized by receivables, equipment,
  inventories and investment securities and personal
  guarantees of the stockholders............................  $4,027,261
Note Payable to Former Stockholder -- payable $5,000 monthly including interest at 6.187% through March, 2007,
  collateralized by company stock...........................     408,009
7.8% Installment Note -- payable $1,398 monthly including
  interest through March, 2001, collateralized by rental
  equipment.................................................      41,645
                                                              ----------
                                                               4,476,915
Less Current Portion........................................    (318,168)
                                                              ----------
                                                              $4,158,747
                                                              ==========

     Aggregate maturities of long-term debt for the five years subsequent to June 30, 1998, are as follows:

YEAR ENDING
-----------
June 30, 1999............................................  $  318,168
June 30, 2000............................................  $  346,443
June 30, 2001............................................  $3,518,546
June 30, 2002............................................  $   43,032
June 30, 2003............................................  $   45,771

     Covenants related to loan agreements establish borrowing limitations, working capital, net worth and cash flow requirements and impose restrictions on the disposition and purchase of assets and the creation of additional debt.

     The short-term bank loan consists of a $3,000,000 revolving loan from a financial institution with interest at LIBOR plus 2.5% and is collateralized by receivables, equipment, inventories, investment securities and personal guarantees of the stockholders.

     The company has a $1,000,000 advised guidance line of credit agreement with interest at LIBOR plus 2.5%. There were no amounts outstanding as of June 30, 1998.

     The company also has a $2,000,000 standby letter of credit which provides collateral for the insurance company that administers the company's high deductible insurance program.

9. RETIREMENT PLAN:

     The company has a discretionary, contributory 401(k) retirement plan covering substantially all non-bargaining employees. Contributions to the plan totaled $33,453 for the year ended June 30, 1998.

10. LEASES:

     The company leases certain real estate, vehicles and equipment under noncancelable operating leases and under short-term lease agreements.

                       DILLARD SMITH CONSTRUCTION COMPANY

     Future minimum lease payments under operating leases with initial or remaining noncancelable terms in excess of one year as of June 30, 1998, are as follows:

YEAR ENDING
-----------
June 30, 1999...............................................  $  786,909
June 30, 2000...............................................     581,651
June 30, 2001...............................................     338,453
June 30, 2002...............................................     277,713
June 30, 2003...............................................     151,751
                                                              ----------
                                                              $2,136,477
                                                              ==========

     Rent expense was charged for 1998 as follows:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Charged to Construction Contracts...........................  $1,933,508
Charged to Operating Expenses...............................      84,409
                                                              ----------
                                                              $2,017,917
                                                              ==========

11. INCOME TAXES:

     The provision for income taxes consists of the following:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Current Provision
  Federal Income Tax........................................   $212,100
  State Income Tax..........................................     36,200
  State Net Operating Loss Carryforward.....................    (25,000)
                                                               --------
                                                                223,300
Deferred Provision..........................................    (22,300)
                                                               --------
                                                               $201,000
                                                               ========

     The provision for income taxes is included in the income statements as follows:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Continuing Operations.......................................   $ 57,000
Discontinued Fabrication Segment............................    144,000
                                                               --------
                                                               $201,000
                                                               ========

     Effective July 1, 1998, the company, with the consent of its stockholders, has elected to be taxed as an S corporation under the provisions of Section 1362 of the Internal Revenue Code. The stockholders will be personally liable for their proportionate share of the company's federal taxable income; therefore, no liability for future federal income taxes is reflected in these financial statements.

                       DILLARD SMITH CONSTRUCTION COMPANY

     The tax effect of components of net deferred tax assets and liabilities is as follows:

                                                              JUNE 30,
                                                                1998
                                                              --------
Deferred Tax Assets
  Allowance for Doubtful Accounts...........................  $  6,100
  Accrued Expenses..........................................   101,600
                                                              --------
                                                               107,700
                                                              --------
Deferred Tax Liabilities
  Depreciation..............................................   114,400
  Deferred Gain.............................................     3,100
                                                              --------
                                                               117,500
                                                              --------
Net Deferred Tax Assets (Liabilities).......................  $ (9,800)
                                                              ========

     The provision for income taxes differs from the amount that would result from applying statutory tax rates due primarily to nondeductible officers' life insurance and meals and entertainment expense.

12. MAJOR CUSTOMERS:

     Revenues from major customers are summarized as follows:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Construction Revenues from Major Customers..................  $7,786,000
Percentage of Construction Revenues.........................          18%
Number of Customers.........................................           1

     Accounts receivable from major customers represented 19% of contract receivables as of June 30, 1998. The company performs ongoing credit evaluations of its customers and does not require collateral for its accounts receivable.

13. DISCONTINUED OPERATIONS:

     During the current year, Utility Supply & Equipment Corporation, a wholly-owned subsidiary of Southeast Energy Services, Inc., ceased operations and liquidated all assets and liabilities. The losses from operations of the company are classified as discontinued operations and summarized as follows:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
NET SALES...................................................  $5,818,610
COST OF SALES...............................................   5,108,709
                                                              ----------
  Gross Profit..............................................     709,901
OPERATING EXPENSES..........................................     816,149
                                                              ----------
LOSS FROM OPERATIONS........................................    (106,248)
OTHER EXPENSE...............................................     (43,806)
                                                              ----------
LOSS BEFORE PROVISION FOR INCOME TAXES......................    (150,054)
  Provision for Income Taxes................................     144,000
                                                              ----------
NET LOSS....................................................  $ (294,054)
                                                              ==========

                       DILLARD SMITH CONSTRUCTION COMPANY

14. SUBSEQUENT EVENT (UNAUDITED):

     On February 12, 1999, the Company was acquired by Quanta Services, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Tom Allen Construction Company:

We have audited the accompanying balance sheet of Tom Allen Construction Company as of April 30, 1998, and the related statements of income, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tom Allen Construction Company as of April 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

GANIM, MEDER, CHILDERS & HOERING, P.C.

Belleville, Illinois
September 15, 1998

                         TOM ALLEN CONSTRUCTION COMPANY

                                 BALANCE SHEETS

                                     ASSETS

                                                              APRIL 30, 1998   JANUARY 31, 1999
                                                              --------------   ----------------
                                                                                 (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents.................................    $   44,795        $  299,135
  Contracts receivable, net.................................     1,837,238         3,182,226
  Other receivables.........................................       104,199           171,639
  Inventory.................................................       112,832           227,377
  Deferred tax asset........................................       310,919                --
  Costs and estimated earnings in excess of billings........        36,006           964,817
  Prepaid expenses and other assets.........................         2,398           238,206
                                                                ----------        ----------
          Total current assets..............................     2,448,387         5,083,400
DEFERRED TAX ASSET..........................................       158,710           158,710
PROPERTY AND EQUIPMENT, net.................................     1,210,250         1,824,056
                                                                ----------        ----------
          Total assets......................................    $3,817,347        $7,066,166
                                                                ==========        ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  370,900        $1,292,231
  Operating notes payable...................................       400,000                --
  Accounts payable and accrued expenses.....................     1,491,743         2,347,308
  Income taxes payable......................................            --           821,467
  Billings in excess of costs and estimated earnings........        10,909            64,274
  Deferred tax liability....................................            --           368,903
                                                                ----------        ----------
          Total current liabilities.........................     2,273,552         4,894,183
LONG-TERM DEBT, net of current maturities...................     1,543,745                --
NOTES PAYABLE -- Stockholder................................       703,489           623,489
                                                                ----------        ----------
          Total liabilities.................................     4,520,786         5,517,672
                                                                ----------        ----------
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock -- no par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................         1,000             1,000
  Retained earnings (deficit)...............................      (704,439)        1,547,494
                                                                ----------        ----------
          Total stockholder's equity (deficit)..............      (703,439)        1,548,494
                                                                ----------        ----------
          Total liabilities and stockholder's equity
             (deficit)......................................    $3,817,347        $7,066,166
                                                                ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                         TOM ALLEN CONSTRUCTION COMPANY

                              STATEMENTS OF INCOME

                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED           JANUARY 31,
                                                           APRIL 30,      ------------------------
                                                              1998           1998         1999
                                                         --------------   ----------   -----------
                                                                                (UNAUDITED)
CONTRACT REVENUES......................................    $8,650,097     $6,008,415   $14,642,523
COST OF CONTRACT REVENUES..............................     7,093,907      5,226,720     9,804,049
                                                           ----------     ----------   -----------
  Gross Profit.........................................     1,556,190        781,695     4,838,474
OPERATING EXPENSES (including depreciation)............       879,393        776,056       906,655
                                                           ----------     ----------   -----------
  Income from Operations...............................       676,797          5,639     3,931,819
                                                           ----------     ----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense.....................................      (309,033)      (234,264)     (196,093)
  Interest income......................................        28,399         27,800        10,680
  Other, net...........................................         3,037          1,382         6,816
                                                           ----------     ----------   -----------
          Other Expense, net...........................      (277,597)      (205,082)     (178,597)
                                                           ----------     ----------   -----------
NET INCOME (LOSS) BEFORE INCOME TAXES..................       399,200       (199,443)    3,753,222
INCOME TAX BENEFIT (EXPENSE)...........................       469,629        709,084    (1,501,289)
                                                           ----------     ----------   -----------
NET INCOME.............................................    $  868,829     $  509,641   $ 2,251,933
                                                           ==========     ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                         TOM ALLEN CONSTRUCTION COMPANY

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                      COMMON STOCK      RETAINED
                                                     ---------------    EARNINGS
                                                     SHARES   AMOUNT    (DEFICIT)       TOTAL
                                                     ------   ------   -----------   -----------
Balance -- April 30, 1997..........................   100     $1,000   $(1,573,268)  $(1,572,268)
  Net Income.......................................    --         --       868,829       868,829
                                                      ---     ------   -----------   -----------
Balance -- April 30, 1998..........................   100      1,000      (704,439)     (703,439)
  Net Income (unaudited)...........................    --         --     2,251,933     2,251,933
                                                      ---     ------   -----------   -----------
Balance -- January 31, 1999 (unaudited)............   100     $1,000   $ 1,547,494   $ 1,548,494
                                                      ===     ======   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         TOM ALLEN CONSTRUCTION COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                        NINE MONTHS ENDED JANUARY 31,
                                                       YEAR ENDED       -----------------------------
                                                     APRIL 30, 1998        1998             1999
                                                     --------------     -----------     -------------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.........................................    $ 868,829         $ 509,641       $ 2,251,933
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
     Depreciation..................................      516,059           383,338           423,409
     Change in deferred taxes......................     (469,629)         (709,084)          679,822
     Gain on sale of property and equipment........       (1,337)           (1,337)             (250)
  (Increase) decrease in:
     Contracts receivable..........................     (639,006)          454,936        (1,344,988)
     Other receivables.............................      140,749           118,850           (67,440)
     Inventory.....................................      (75,354)          (56,516)         (114,545)
     Costs and estimated earnings in excess of
       billings....................................      371,509          (744,965)         (928,811)
     Prepaid expenses and other assets.............          850                --          (235,808)
  Increase (decrease) in:
     Accounts payable and accrued expenses.........     (558,593)         (290,621)          855,565
     Income taxes payable..........................           --                --           821,467
     Billings in excess of costs and estimated
       earnings....................................        5,754           430,888            53,365
                                                       ---------         ---------       -----------
Net Cash Provided by Operating Activities..........      159,831            95,130         2,393,719
                                                       ---------         ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............     (529,804)         (482,978)       (1,037,215)
  Proceeds from sale of property and equipment.....        6,900             6,900               250
                                                       ---------         ---------       -----------
Net Cash Used in Investing Activities..............     (522,904)         (476,078)       (1,036,965)
                                                       ---------         ---------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on operating notes
     payable.......................................      100,000           100,000          (400,000)
  Borrowings (payments) on notes payable --
     stockholder...................................      101,499            75,265           (80,000)
  Proceeds from long-term debt.....................      661,555           571,555           105,190
  Payments on long-term debt.......................     (460,721)         (359,510)         (727,604)
                                                       ---------         ---------       -----------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.......................................      402,333           387,310        (1,102,414)
                                                       ---------         ---------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........       39,260             6,362           254,340
CASH AND CASH EQUIVALENTS -- Beginning of Period...        5,535             5,535            44,795
                                                       ---------         ---------       -----------
CASH AND CASH EQUIVALENTS -- End of Period.........    $  44,795         $  11,897       $   299,135
                                                       =========         =========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest......................................    $ 251,074         $ 234,593       $   204,253
     Income taxes, net of refunds..................           --                --                --

   The accompanying notes are an integral part of these financial statements.

                         TOM ALLEN CONSTRUCTION COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

     Tom Allen Construction Company (the Company) is engaged in the construction of industrial and commercial fiber-optic telecommunication lines. In addition, the Company specializes in trenchless methods of directional boring such as subaqueous and wetland crossings. The majority of the Company's work is performed throughout the United States. Contract revenues to one customer approximated 38% of the Company's total contract revenues for the year ended April 30, 1998. In addition, contracts receivable from this customer approximated 60% of total contracts receivable at April 30, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The financial statements of the Company have been prepared on the accrual basis of accounting. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. The significant estimate that is particularly susceptible to change in a short time period relates to the determination of the estimated cost to complete the contracts in progress at year end.

  Interim Consolidated Financial Information

     The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Revenue and Cost Recognition

     Revenues earned on construction contracts are recognized on the percentage of completion method of accounting, measured by the percentage of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material, labor, equipment rental, subcontracts and those other costs related to job performance. General and administrative costs are expensed as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, estimated profitability and contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     The asset, costs and estimated earnings in excess of billings, represents revenues recognized in excess of amounts billed. The liability, billings in excess of costs and estimated earnings, represents billings in excess of revenues recognized.

  Cash and Cash Equivalents

     For statement of cash flow purposes, the Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

                         TOM ALLEN CONSTRUCTION COMPANY

  Cash Overdrafts

     As a result of the Company's cash management system, on occasion cash overdrafts exist and are included in accounts payable and accrued expenses on the accompanying balance sheet. Cash overdrafts totaled $65,348 at April 30, 1998.

  Inventory

     Inventory is stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis. At April 30, 1998, inventory primarily consisted of pipe and other spare parts used in connection with directional boring.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to thirty years.

  Income Taxes

     Income taxes are recorded in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, measured at enacted tax rates expected to apply to taxable income in the years the tax consequences are projected to be recovered or settled.

3. CONTRACTS RECEIVABLE:

     Contracts receivable are aged as follows at April 30, 1998:

0-30 days past billing date..............................  $1,589,708
30-60 days past billing date.............................      87,095
60-90 days past billing date.............................          --
Retainage receivables....................................     185,435
Allowance for doubtful accounts..........................     (25,000)
                                                           ----------
Contracts receivable, net................................  $1,837,238
                                                           ==========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS:

     A summary of the costs incurred on uncompleted contracts is as follows at April 30, 1998:

Cumulative costs incurred on uncompleted contracts......  $   308,584
Estimated earnings......................................      794,749
                                                          -----------
                                                            1,103,333
Less -- Billings to date on uncompleted contracts.......   (1,078,236)
                                                          -----------
                                                          $    25,097
                                                          ===========

     The above amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings........  $ 36,006
Billings in excess of costs and estimated earnings........   (10,909)
                                                            --------
                                                            $ 25,097
                                                            ========

                         TOM ALLEN CONSTRUCTION COMPANY

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at April 30, 1998:

Building improvements...................................  $    84,772
Machinery and equipment.................................    3,241,457
Automotive equipment....................................      520,244
Office equipment........................................      113,032
                                                          -----------
Property and Equipment, at cost.........................    3,959,505
Less -- Accumulated Depreciation........................   (2,749,255)
                                                          -----------
Property and Equipment, net.............................  $ 1,210,250
                                                          ===========

6. RELATED PARTY TRANSACTIONS:

     The Company rents its office and warehouse facilities from the Company's stockholder. The lease expires in April 1999 and is renewable annually by the Company. Annual rent expense was $43,200 for the year ended April 30, 1998. Future committed lease payments are $43,200 for the year ending April 30, 1999. In addition, the Company had a note payable to the stockholder totaling $703,489 at April 30, 1998. The note bears interest at 9.00% and matures in May 1999. No rent or interest was paid to the Company's stockholder during the year ended April 30, 1998 and the amounts were included as part of the notes payable to the stockholder at April 30, 1998.

     The Company has a working relationship with an affiliated company. The affiliated company involved is owned 100% by a family member of the stockholder. The Company provided $28,500 of subcontract services to the affiliated company during the year ended April 30, 1998. At April 30, 1998, the Company has a receivable of $99,004 related to the subcontract services and other operating advances, which is included in other receivables on the accompanying balance sheet.

7. OPERATING NOTES PAYABLE:

     The Company has an agreement with a bank to provide up to $400,000 of short-term operating notes payable. The borrowings are secured by contracts receivable and work in process balances associated with specific contracts. The operating notes payable bear interest at 9.75% and have maturity dates that range from two to three months. Total outstanding operating notes payable was $400,00 at April 30, 1998.

                         TOM ALLEN CONSTRUCTION COMPANY

8. LONG-TERM DEBT:

     Long-term debt consists of the following at April 30, 1998:


Debt payable to bank, due May 1999, interest at 9.50%,
  principal and interest due monthly, secured by certain
  machinery and equipment and a personal guarantee from
  the stockholder........................................  $  878,997
Debt payable to bank, due June 1999, interest at 10.00%,
  principal and interest due monthly, secured by certain
  machinery and equipment and a personal guarantee from
  the stockholder........................................     477,223
Debt payable to bank, due May 1999, interest at 9.50%,
  principal and interest due monthly, secured by certain
  machinery and equipment and a personal guarantee from
  the stockholder........................................     395,457
Debt payable to a Company, due October 2000, interest at
  8.00%, principal and interest due monthly,
  unsecured..............................................      89,000
Debt payable to a finance company, due March 2001,
  interest at 10.00%, principal and interest due monthly,
  secured by certain automotive equipment................      23,741
Debt payable to a finance company, due August 1999,
  interest at 16.95%, principal and interest due monthly,
  secured by certain automotive equipment................      23,496
Other debt with maturity dates and interest rates ranging
  from September 1998 to June 2001 and 7.90% and 9.30%,
  respectively...........................................      26,731
                                                           ----------
Total Debt...............................................   1,914,645
Less -- Current maturities of long-term debt.............    (370,900)
                                                           ----------
Long-Term Debt, net......................................  $1,543,745
                                                           ==========

     Future maturities of long-term debt are $370,900, $1,515,353 and $28,392 for the years ending April 30, 1999, 2000 and 2001, respectively. Cash interest paid was $251,074 for the year ended April 30, 1998.

9. INCOME TAXES:

     The income tax benefit consists of the following for the year ended April 30, 1998:


Current Income Tax Provision.............................  $      --
Deferred Income Tax Provision............................   (159,278)
Change in Valuation Allowance............................    628,907
                                                           ---------
Income Tax Benefit.......................................  $ 469,629
                                                           =========

                         TOM ALLEN CONSTRUCTION COMPANY

     Deferred income taxes consist of the following at April 30, 1998:

Current Deferred Tax Asset...............................  $ 756,615
Current Deferred Tax Liability...........................   (445,696)
                                                           ---------
Current Deferred Tax Asset, net..........................  $ 310,919
                                                           ---------
Long-Term Deferred Tax Asset.............................  $ 158,710
Long-Term Deferred Tax Liability.........................         --
                                                           ---------
Long-Term Deferred Tax Asset, net........................  $ 158,710
                                                           =========

     The income tax benefit differs from the amount computed by applying the Federal statutory rate to net income before income taxes primarily due to the change in the valuation allowance and State income taxes. Deferred income taxes are primarily related to differences between the financial statement carrying amounts of current assets and liabilities and their respective tax basis, net operating loss carryforwards, book verses tax differences in depreciation and book verses tax differences in accounting for unpaid stockholder rent and interest.

     There was no valuation allowance recorded as of April 30, 1998. The change in the beginning of the year balance of the valuation allowance was due to the favorable current year operating results and based on future estimated taxable income. Cumulative net operating loss carryforwards for tax reporting purposes were approximately $1,425,000 at April 30, 1998. The net operating loss carryforwards expire at various dates ranging from April 2004 to April 2012. There were no income taxes paid for the year ended April 30, 1998.

10. LEASES:

     The Company leases certain automotive equipment under operating lease agreements which expire at various dates ranging from December 1999 to January 2002. Total lease expense for these operating leases was $67,504 for the year ended April 30, 1998. Future committed lease payments are $67,504, $60,032, $35,864 and $8,252 for the years ending April 30, 1999, 2000, 2001 and 2002, respectively.

11. PROFIT SHARING PLAN:

     The Company has a 401(k) defined contribution plan covering substantially all employees not covered under union-sponsored pension plans. Subject to certain eligibility requirements, participants may elect to defer a portion of their compensation subject to certain IRS limitations. The Company contributes 3% of the participants compensation into the 401(k) plan on an annual basis. In addition, the Company has the option to contribute an additional discretionary amount to the 401(k) plan. The 401(k) plan expense was $16,297 for the year ended April 30, 1998, none of which was additional discretionary contributions. The Company also makes plan contributions for union employees under negotiated agreements with the various local unions, as required.

12. SUBSEQUENT EVENT TO DATE OF ACCOUNTANTS' REPORT (UNAUDITED):

     On April 15, 1999, the Company was acquired by Quanta Services, Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Seaward Corporation
Kittery, Maine 03904

We have audited the accompanying consolidated balance sheet of Seaward Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seaward Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/  NATHAN WECHSLER & COMPANY

Concord, New Hampshire
January 27, 1999

                      SEAWARD CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                      PRO FORMA
                                                      DECEMBER 31,     MARCH 31,      MARCH 31,
                                                          1998           1999           1999
                                                      ------------    -----------    -----------
                                                                                     (UNAUDITED)
CURRENT ASSETS
  Cash..............................................  $10,295,372     $10,299,505    $10,299,505
  Accounts receivable, including retainage 1998
     $3,968; 1999 $130,447..........................    2,428,738       2,051,761      2,051,761
  Accounts receivable, stockholders.................      407,084         468,871        468,871
  Notes receivable, stockholders....................      434,000         434,000        434,000
  Costs and estimated earnings in excess of billings
     on contracts...................................      244,001         241,883        241,883
  Inventories.......................................      249,344         305,735        305,735
  Prepaid expenses..................................       65,539          24,834         24,834
  Available for sale securities.....................    1,458,532       1,494,558      1,494,558
  Income taxes receivable...........................           --           5,782          5,782
  Deferred income taxes.............................        3,086           3,086          3,086
                                                      -----------     -----------    -----------
          Total current assets......................   15,585,696      15,330,015     15,330,015
                                                      -----------     -----------    -----------
PROPERTY, PLANT AND EQUIPMENT, net..................    1,192,407       1,541,029        534,529
                                                      -----------     -----------    -----------
OTHER ASSETS
  Other assets......................................      429,456         429,456        429,456
                                                      -----------     -----------    -----------
                                                          429,456         429,456        429,456
                                                      -----------     -----------    -----------
          Total Assets..............................  $17,207,559     $17,300,500    $16,294,000
                                                      ===========     ===========    ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable, including retainage 1998 $6,947;
     1999 $7,311....................................  $   414,765     $   206,448    $   206,448
  Billings in excess of costs and estimated earnings
     on contracts...................................      159,488         113,660        113,660
  Accrued expenses..................................      870,909         423,100      5,483,100
  Income taxes payable..............................       45,022              --             --
                                                      -----------     -----------    -----------
          Total current liabilities.................    1,490,184         743,208      5,803,208
                                                      -----------     -----------    -----------
ACCRUED EXPENSES....................................       15,586          15,586         15,586
                                                      -----------     -----------    -----------
DEFERRED INCOME TAXES...............................       18,013          18,013         18,013
                                                      -----------     -----------    -----------
COMMITMENTS AND CONTINGENCIES (See Notes)
STOCKHOLDERS' EQUITY
  Common stock, no par value; authorized 100,000
     shares; issued 88,988 shares...................      295,975         295,975        295,975
  Retained earnings.................................   19,502,904      20,306,795     14,240,295
  Accumulated other comprehensive income:
     Unrealized holding gains on securities.........       40,211          76,237         76,237
  Treasury stock, 61,356 shares, at cost............   (4,155,314)     (4,155,314)    (4,155,314)
                                                      -----------     -----------    -----------
          Total stockholders' equity................   15,683,776      16,523,693     10,457,193
                                                      -----------     -----------    -----------
          Total liabilities and stockholders'
            equity..................................  $17,207,559     $17,300,500    $16,294,000
                                                      ===========     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                      SEAWARD CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              THREE MONTHS
                                                           YEAR ENDED        ENDED MARCH 31,
                                                          DECEMBER 31,   -----------------------
                                                              1998          1998         1999
                                                          ------------   ----------   ----------
                                                                               (UNAUDITED)
CONTRACT REVENUES EARNED................................  $12,354,696    $2,026,561   $2,914,035
COST OF CONTRACT REVENUES EARNED (including
  depreciation).........................................    6,419,130     1,275,635    2,199,736
                                                          -----------    ----------   ----------
                                                            5,935,566       750,926      714,299
                                                          -----------    ----------   ----------
REVENUES FROM HYDROELECTRIC FACILITY....................      517,140       372,150           --
COST OF REVENUES EARNED.................................      266,481       172,557           --
                                                          -----------    ----------   ----------
                                                              250,659       199,593           --
                                                          -----------    ----------   ----------
          Gross profit..................................    6,186,225       950,519      714,299
GENERAL AND ADMINISTRATIVE EXPENSES.....................    1,872,880       286,349      410,126
                                                          -----------    ----------   ----------
          Operating income..............................    4,313,345       664,170      304,173
                                                          -----------    ----------   ----------
NONOPERATING INCOME (EXPENSE):
  Other income..........................................      268,750        26,880      490,942
  Interest and dividend income..........................      335,011        77,918       82,938
  Interest expense......................................           --            --           --
  Gain (loss) on disposal of property, plant and
     equipment..........................................     (184,753)      105,984        1,001
  Realized loss on sale of securities...................      (32,325)           --           --
                                                          -----------    ----------   ----------
                                                              386,683       210,782      574,881
                                                          -----------    ----------   ----------
          Income before income taxes....................    4,700,028       874,952      879,054
                                                          -----------    ----------   ----------
FEDERAL AND STATE INCOME TAXES:
  Current taxes.........................................      365,288       105,679       75,163
  Deferred tax benefits.................................     (235,246)           --           --
                                                          -----------    ----------   ----------
                                                              130,042       105,679       75,163
                                                          -----------    ----------   ----------
          NET INCOME....................................  $ 4,569,986    $  769,273   $  803,891
                                                          ===========    ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                      SEAWARD CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           ACCUMULATED
                                                                              OTHER
                                    COMMON     TREASURY      RETAINED     COMPREHENSIVE
                                    STOCK        STOCK       EARNINGS        INCOME          TOTAL
                                   --------   -----------   -----------   -------------   -----------
Balance, December 31, 1997.......  $295,975   $(4,155,314)  $15,082,960      $    --      $11,223,621
Comprehensive Income
  Net Income.....................        --            --     4,569,986           --        4,569,986
  Other comprehensive income, net
     of tax:
     Unrealized gains on
       securities arising during
       the period................        --            --            --       40,211           40,211
                                                                                          -----------
          Comprehensive income...                                                           4,610,197
Cash dividends, $5.43 per
  share..........................        --            --      (150,042)          --         (150,042)
                                   --------   -----------   -----------      -------      -----------
Balance, December 31, 1998.......   295,975    (4,155,314)   19,502,904       40,211       15,683,776
  Net Income (unaudited).........        --            --       803,891           --          803,891
  Other comprehensive income, net
     of tax:
     Unrealized gains on
       securities arising during
       the period (unaudited)....        --            --            --       36,026           36,026
                                                                                          -----------
          Comprehensive income
            (unaudited)..........                                                             839,917
                                   --------   -----------   -----------      -------      -----------
Balance, March 31, 1999
  (unaudited)....................  $295,975   $(4,155,314)  $20,306,795      $76,237      $16,523,693
                                   ========   ===========   ===========      =======      ===========

   The accompanying notes are an integral part of these financial statements.

                      SEAWARD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS ENDED
                                                               YEAR ENDED           MARCH 31,
                                                              DECEMBER 31,   ------------------------
                                                                  1998          1998         1999
                                                              ------------   ----------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 4,569,986    $  769,273   $   803,891
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      512,087       179,502       100,990
    Deferred income tax benefit.............................     (235,246)           --            --
    Realized loss on securities.............................       32,325            --            --
    (Gain) loss on disposal of property, plant and
      equipment.............................................      184,753      (105,984)       (1,001)
    (Increase) decrease in accounts receivable and accounts
      receivable, stockholders..............................      572,960     2,544,526       315,190
    (Increase) decrease in costs and estimated earnings in
      excess of billings on contracts.......................     (228,602)      (46,779)        2,118
    Increase in inventories.................................      (60,668)      (20,798)      (56,391)
    (Increase) decrease in prepaid expenses.................       33,494       (26,205)       40,705
    (Increase) decrease in income taxes receivable..........           --            --        (5,782)
    Increase (decrease) in accounts payable.................      218,045       (88,512)     (208,317)
    Decrease in billings in excess of costs and estimated
      earnings on contracts.................................     (162,058)     (217,410)      (45,828)
    Increase (decrease) in accrued expenses.................     (114,338)     (648,808)     (447,809)
    Increase (decrease) in income taxes payable.............     (303,996)     (302,699)      (45,022)
                                                              -----------    ----------   -----------
         Net cash provided by operating activities..........    5,018,742     2,036,106       452,744
                                                              -----------    ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment..............     (751,049)     (455,758)     (449,612)
  Proceeds from disposal of property, plant and equipment...      413,750       122,250         1,001
  Purchase of securities....................................   (1,467,439)           --            --
  Proceeds from sale of securities..........................       18,037            --            --
  Loans made to stockholders................................     (350,000)      (50,000)           --
  Collections on notes receivable, stockholders.............       24,000            --            --
  Increase in other assets..................................      (39,644)       (6,250)           --
                                                              -----------    ----------   -----------
         Net cash provided by (used in) investing
           activities.......................................   (2,152,345)     (389,758)     (448,611)
                                                              -----------    ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on bank notes payable............................           --            --            --
  Purchase of common stock for the treasury.................           --            --            --
  Cash dividend payments....................................     (150,042)           --            --
                                                              -----------    ----------   -----------
         Net cash used in financing activities..............     (150,042)           --            --
                                                              -----------    ----------   -----------
         Net increase in cash...............................    2,716,355     1,646,348         4,133
Cash, beginning of year.....................................    7,579,017     7,579,017    10,295,372
                                                              -----------    ----------   -----------
         Cash, end of year..................................  $10,295,372    $9,225,365   $10,299,505
                                                              ===========    ==========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest................................................  $        --    $       --   $        --
    Income taxes............................................      668,040       180,182       125,967

   The accompanying notes are an integral part of these financial statements.

                      SEAWARD CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS:

     The Company is primarily in the business of providing utility and other construction services to customers throughout the United States, on credit terms that the Company establishes for individual customers. The Company, through one of its wholly-owned subsidiaries, also owned and operated a hydroelectric facility until 1998.

2. SIGNIFICANT ACCOUNTING POLICIES:

     Principles of consolidation: The consolidated financial statements of the Company include the financial statements of Seaward Corporation and its wholly-owned subsidiaries, Interstate Equipment Corp. ("Interstate") and Clement Dam Development, Inc. ("Clement"). All significant intercompany transactions and balances have been eliminated.

     Estimates and assumptions: Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results may differ from those estimates.

     Comprehensive income: Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. The Company's other comprehensive income is comprised of unrealized holding gains for available-for-sale securities.

     Revenue and cost recognition: Revenues from long-term construction contracts are recognized under the percentage-of-completion method of accounting. In accordance with this method, income is accrued based on that percentage of estimated total income that incurred costs to date bear to total estimated costs. Estimated contract losses are provided for in their entirety without reference to the particular percentage of completion. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amounts can be reliably estimated.

     Changes is job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

     The asset, "Costs and estimated earnings in excess of billings on contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on contracts," represents billings in excess of revenues recognized.

     Operating cycle: The current operating cycle with respect to long-term construction contracts is considered to be the term of the contracts, and, accordingly, all assets and liabilities directly related to such contracts are classified as current in the accompanying balance sheets. The operating cycle for all other assets and liabilities classified as current is considered to be one year.

     Inventories: Inventories are stated at the lower of cost or market using the first-in, first-out method.

     Marketable securities: All securities are classified as available-for-sale. These securities may be sold in response to changes in interest rates, liquidity needs and for other purposes. Securities are recorded at market value. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of stockholders' equity. Realized gains and

                      SEAWARD CORPORATION AND SUBSIDIARIES
losses for securities classified as available-for-sale are reported in earnings based on the adjusted cost of the specific security sold.

     Property, plant and equipment: Property, plant and equipment, as well as capitalized betterments, are stated at cost. Capitalized betterments are expenditures which enhance the expected future benefits of an existing depreciable asset by either expanding its utility or extending its useful life. Expenditures for maintenance and minor repairs and replacements are charged to operations as incurred. The costs and related accumulated depreciation and amortization applicable to assets retired, sold or otherwise disposed of are eliminated from the respective accounts, and any gain or loss on disposal is reflected in income.

     Depreciation: Depreciation is computed on a straight-line basis over the following useful lives:

                                                              YEARS
                                                              -----
Buildings...................................................  18-20
Construction equipment......................................   5-10
Office equipment............................................    5-7
Hydroelectric facility......................................     15

     Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

     Income taxes: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes related primarily to the differences between depreciation expense and state net operating loss carryforwards recognized for financial reporting and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

     Deferred tax assets arising from future deductible items are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1998, the Company had no cash equivalents.

3. INTERIM CONSOLIDATED FINANCIAL INFORMATION:

     The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

4. UNINSURED CASH AND CASH EQUIVALENT BALANCES:

     The Company maintains cash balances at several banks. Cash accounts at banks are insured by the FDIC for up to $100,000. Amounts in excess of insured limits were $373,000 at December 31, 1998.

                      SEAWARD CORPORATION AND SUBSIDIARIES

     The Company maintains cash balances with investment companies which are not insured. Uninsured amounts were approximately $10,200,000 at December 31, 1998.

5. ACCOUNTS RECEIVABLE:

     Accounts receivable includes retainage due from customers pursuant to provisions of the construction contracts. These amounts will be collected upon completion of the contracts and acceptance by the owner, which is expected to be in 1999.

6. ACCOUNTS RECEIVABLE, STOCKHOLDERS:

     As of December 31, 1998, the Company was owed $407,084 from its stockholders for short term advances. These amounts are non-interest bearing and relate primarily to estimated income tax payments made on behalf of the stockholders.

     The stockholders have made arrangements to repay the advances during 1999. Accordingly, the accounts receivable have been classified as current assets in the financial statements as of December 31, 1998.

7. NOTES RECEIVABLE, STOCKHOLDERS:

     Details of the Company's current and long-term notes receivable, stockholders are as follows:

                                                          DECEMBER 31,
                                                              1998
                                                          ------------
Note receivable, stockholder, at 6%, unsecured, due on
  demand................................................   $  42,000
Notes receivable, stockholder, at 6%, unsecured, no
  stated maturity.......................................      92,000
Notes receivable, stockholders, at 5.74%, unsecured, due
  September 2008........................................     300,000
                                                           ---------
                                                             434,000
Portion payable within one year.........................    (434,000)
                                                           ---------
          Long-term assets..............................   $      --
                                                           =========

     The note holders have made arrangements to repay the notes during 1999. Accordingly, the notes receivable have been classified as current assets in the financial statements as of December 31, 1998.

     Interest income on the Company's income statement included $11,701 of interest earned on stockholder loans for the year ended December 31, 1998.

                      SEAWARD CORPORATION AND SUBSIDIARIES

8. COSTS AND ESTIMATED EARNINGS ON CONTRACTS:

                                                         DECEMBER 31,
                                                             1998
                                                         ------------
Costs incurred on uncompleted contracts................  $  4,570,039
Estimated earnings on uncompleted contracts............     6,114,943
                                                         ------------
                                                           10,684,982
Less billed to date on uncompleted contracts...........   (10,600,469)
                                                         ------------
          Total........................................  $     84,513
                                                         ============

Included in accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on
  contracts............................................  $    244,001
Billings in excess of costs and estimated earnings on
  contracts............................................      (159,488)
                                                         ------------
          Total........................................  $     84,513
                                                         ============

9. MARKETABLE SECURITIES:

     The following table reflects the costs and fair-market values of securities available-for-sale held at December 31, 1998.

                                                            DECEMBER 31, 1998
                                      -------------------------------------------------------------
                                                     FAIR-                    INCOME    UNREALIZED
                                                     MARKET     UNREALIZED     TAX     GAIN (LOSS)
                                         COST        VALUE      GAIN (LOSS)   EFFECT   (NET OF TAX)
                                      ----------   ----------   -----------   ------   ------------
Investment securities...............  $1,367,527   $1,409,063     $41,536     $1,246     $40,290
U.S. treasury note..................      49,550       49,469         (81)        (2)        (79)
                                      ----------   ----------     -------     ------     -------
                                      $1,417,077   $1,458,532     $41,455     $1,244     $40,211
                                      ==========   ==========     =======     ======     =======

     Proceeds from sales of securities available-for-sale during 1998 amounted to $18,037. Gross losses of $32,325 were realized on those sales in 1998.

10. PROPERTY, PLANT AND EQUIPMENT:

                                                         DECEMBER 31,
PROPERTY, PLANT AND EQUIPMENT, AT COST                       1998
--------------------------------------                   -------------
Land...................................................   $   138,334
Buildings..............................................       487,224
Construction equipment.................................     7,810,398
Office equipment.......................................       177,708
Leasehold improvements.................................       206,339
Hydroelectric facility.................................            --
                                                          -----------
          Total property, plant and equipment..........     8,820,003
Less accumulated depreciation and amortization.........    (7,627,596)
                                                          -----------
          Total property, plant and equipment, net.....   $ 1,192,407
                                                          ===========

                      SEAWARD CORPORATION AND SUBSIDIARIES

11. NOTES PAYABLE AND PLEDGED ASSETS:

     The Company has arrangements for the following bank lines of credit, both of which are subject to review in June 1999:

                                                             INTEREST     TOTAL      AMOUNT UNUSED AT
PURPOSE                                        COLLATERAL      RATE       AMOUNT     DECEMBER 31, 1998
-------                                        -----------   --------   ----------   -----------------
Seaward Corporation:
  General....................................    Unsecured    Prime     $1,000,000      $1,000,000
Interstate Equipment Corp.:
  Equipment..................................   Guaranteed
                                                by Seaward
                                               Corporation    Prime     $2,000,000      $2,000,000

12. INCOME TAX MATTERS:

     Effective January 1, 1998, Seaward Corporation, with the consent of its stockholders, elected to be taxed as an S Corporation under Section 1362 of the Internal Revenue Code, which provides that, in lieu of federal corporate income taxes, the stockholders are taxed on their proportionate share of the Company's items of income, deduction, losses and credits. State income taxes for an S Corporation are imposed at the corporate versus stockholder level on a state-by-state basis depending on whether the state recognizes federal status. Income tax expense for Seaward Corporation for the year ended December 31, 1998 only includes corporate level state income taxes.

     The company's wholly-owned subsidiaries, Interstate Equipment Corp. and Clement Dam Development, Inc. have not elected to be taxed as S Corporations under Section 1362 of the Internal Revenue Code. Federal and state income taxes for these entities continue to be imposed at the corporate level.

     Deferred tax assets, arising from temporary differences relating primarily to state net operating loss carryforwards, amounting to $3,086 have been included in the Company's balance sheet as of December 31, 1998, and have not been reduced by a valuation reserve.

     Deferred tax liabilities, arising from temporary differences relating primarily to depreciation, amounting to $18,013, have been included in the Company's balance sheet as of December 31, 1998.

     For tax purposes, Interstate Equipment Corp. has state net operating loss carryforwards of approximately $37,000 available to offset future state taxable income through 2000.

     The provision for income taxes consists of the following:

                                                          DECEMBER 31,
                                                              1998
                                                          ------------
Current provision:
  Federal...............................................   $ 177,026
  State.................................................     188,262
                                                           ---------
                                                             365,288
                                                           ---------
Deferred provision (benefit):
  Federal...............................................    (214,488)
  State.................................................     (20,758)
                                                           ---------
                                                            (235,246)
                                                           ---------
          Total.........................................   $ 130,042
                                                           =========

                      SEAWARD CORPORATION AND SUBSIDIARIES

13. LEASE COMMITMENTS, RELATED PARTY TRANSACTIONS AND TOTAL RENTAL EXPENSE:

     The Company leases its office facility from a related party under an annual operating lease agreement which provides for minimum rent of $4,000 per month and real estate tax cost escalation adjustments. Rent expense amounted to $56,455 for the year ended December 31, 1998.

     As of December 31, 1998, future minimum rental payments under the office facility operating lease with a related party are $20,000 for five months in 1999.

     The Company leased the site on which the hydroelectric facility owned by Clement Dam Development, Inc. was located until the landlord purchased the facility in May 1998. Rent expense amounted to $100,747 for the year ended December 31, 1998.

14. CONTINGENCIES:

     In August 1992, the Company was notified by the Maine Department of Environmental Protection that it is a Potential Responsible Party relating to an uncontrolled hazardous substance site in Wells, Maine. In October 1995, the Company, along with several other parties, received a "Notice of Potential Liability and Request for Participation in Clean-Up Activities" relating to this site. Responsible Parties are jointly and severally liable for all clean-up costs by the state.

     Based on preliminary studies performed during 1997, the Company's own share of potential liability was estimated to be between $20,000 and $60,000. No accrual for this liability was included in the financial statements for the year ended December 31, 1997 since the amount was not material. In December 1998, a settlement was proposed, which would relieve the Company of its financial obligation for a payment of $40,304. This liability has been included in the Company's financial statements for the year ended December 31, 1998. Final settlement is contingent on adequate participation in the settlement by other Potential Responsible Parties.

15. HYDROELECTRIC FACILITY:

     Clement Dam Development, Inc., a wholly-owned subsidiary, owned and operated by a hydroelectric facility. In May 1998, the hydroelectric facility was sold for $200,000.

16. RETIREMENT PLAN:

     The Company has a 401(k) plan for all eligible employees. The plan covers substantially all employees who have attained age 21 and have at least 40 weeks of continuous service. The employees make discretionary contributions to the plan from their individual earnings, and the Company's Board of Directors has the option to make matching contributions for the first 6% of participating employees' wages. In addition, the Company's Board of Directors may make discretionary contributions to the plan. Discretionary contributions were made for the year ended December 31, 1998, amounting to $69,000.

17. OTHER COMPREHENSIVE INCOME:

                                                                            1998
                                                              ---------------------------------
                                                                BEFORE       TAX       NET OF
                                                              TAX AMOUNT   EXPENSE   TAX AMOUNT
                                                              ----------   -------   ----------
Unrealized gains on securities:
  Unrealized holding gain arising during the period.........   $41,455     $1,244     $40,211
                                                               =======     ======     =======

                      SEAWARD CORPORATION AND SUBSIDIARIES

18. SUBSEQUENT EVENT (UNAUDITED):

     On May 14, 1999, the Company was acquired by Quanta Services, Inc.

     In May 1999, the Company made cash distributions to stockholders of approximately $5,060,000 funded through its operations and property distributions of $1,006,500. Had these transactions been recorded at March 31, 1999, the effect on the accompanying balance sheet would be an increase in accrued liabilities of $5,060,000, a decrease in property and equipment of $1,006,500 and a decrease in stockholders' equity of $6,066,500.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Driftwood Electrical Contractors, Inc.:

We have audited the accompanying combined balance sheet of Driftwood Electrical Contractors, Inc., a Kentucky corporation, as of December 31, 1998, and the related combined statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Driftwood Electrical Contractors, Inc., as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 7, 1999

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................   $2,731,445     $2,919,740
  Accounts receivable --
     Trade..................................................      445,975        979,247
     Retainage, net of reserve of $8,000....................       76,242         68,979
     Other receivables......................................       10,049             --
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       47,253             --
  Other current assets......................................        6,850          6,850
                                                               ----------     ----------
          Total current assets..............................    3,317,814      3,974,816
PROPERTY AND EQUIPMENT, net.................................      485,414        568,760
OTHER ASSETS, net...........................................       25,500         24,000
                                                               ----------     ----------
          Total assets......................................   $3,828,728     $4,567,576
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................   $  231,276     $  369,594
                                                               ----------     ----------
          Total current liabilities.........................      231,276        369,594
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, no par value, 2,000 shares authorized, 200
     shares issued and outstanding..........................           --             --
  Additional paid-in capital................................       12,250         12,250
  Retained earnings.........................................    3,585,202      4,185,732
                                                               ----------     ----------
          Total stockholder's equity........................    3,597,452      4,197,982
                                                               ----------     ----------
          Total liabilities and stockholder's equity........   $3,828,728     $4,567,576
                                                               ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                 FOR THE
                                                            FOR THE        THREE MONTHS ENDED
                                                           YEAR ENDED           MARCH 31,
                                                          DECEMBER 31,   -----------------------
                                                              1998          1998         1999
                                                          ------------   ----------   ----------
                                                                               (UNAUDITED)
REVENUES................................................  $11,819,525    $1,935,151   $2,890,399
COSTS OF SERVICES (Including depreciation)..............    8,210,164     1,631,733    1,718,704
                                                          -----------    ----------   ----------
          Gross profit..................................    3,609,361       303,418    1,171,695
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............      985,956       191,166      331,040
                                                          -----------    ----------   ----------
          Income from operations........................    2,623,405       112,252      840,655
OTHER INCOME, net.......................................      116,767        45,534       13,640
                                                          -----------    ----------   ----------
INCOME BEFORE INCOME TAXES..............................    2,740,172       157,786      854,295
PROVISION FOR INCOME TAXES..............................       27,369            --           --
                                                          -----------    ----------   ----------
NET INCOME..............................................  $ 2,712,803    $  157,786   $  854,295
                                                          ===========    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                            COMMON STOCK     ADDITIONAL
                                           ---------------    PAID-IN      RETAINED
                                           SHARES   AMOUNT    CAPITAL      EARNINGS        TOTAL
                                           ------   ------   ----------   -----------   -----------
BALANCE, December 31, 1997...............   200      $--      $12,250     $ 2,609,613   $ 2,621,863
  Distributions..........................    --       --           --      (1,737,214)   (1,737,214)
  Net income.............................    --       --           --       2,712,803     2,712,803
                                            ---      ---      -------     -----------   -----------
BALANCE, December 31, 1998...............   200       --       12,250       3,585,202     3,597,452
  Distributions (unaudited)..............    --       --           --        (253,765)     (253,765)
  Net income (unaudited).................    --       --           --         854,295       854,295
                                            ---      ---      -------     -----------   -----------
BALANCE, March 31, 1999 (unaudited)......   200      $--      $12,250     $ 4,185,732   $ 4,197,982
                                            ===      ===      =======     ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE
                                                            FOR THE        THREE MONTHS ENDED
                                                           YEAR ENDED           MARCH 31,
                                                          DECEMBER 31,   -----------------------
                                                              1998          1998         1999
                                                          ------------   ----------   ----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................  $ 2,712,803    $  157,786   $  854,295
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization expense..............      122,214        35,791       30,927
     Gain on sale of equipment..........................       (9,436)       (1,250)          --
     Other..............................................      (53,869)           --       37,767
  Changes in operating assets and liabilities, net of
     noncash transactions --
     Accounts receivable................................      235,747       216,629     (515,960)
     Other assets, net..................................        4,740        (6,010)       1,500
     Costs and estimated earnings in excess of billings
       on uncompleted contracts.........................       59,270        14,818       47,253
     Accounts payable and accrued liabilities...........      (18,667)       19,864      138,318
                                                          -----------    ----------   ----------
     Net cash provided by operating activities..........    3,052,802       437,628      594,100
                                                          -----------    ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment.......................       14,992         1,250           --
  Purchases of property and equipment...................     (269,408)     (140,263)    (152,040)
                                                          -----------    ----------   ----------
     Net cash used in investing activities..............     (254,416)     (139,013)    (152,040)
                                                          -----------    ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder..........................   (1,737,214)      (70,875)    (253,765)
                                                          -----------    ----------   ----------
     Net cash used in financing activities..............   (1,737,214)      (70,875)    (253,765)
                                                          -----------    ----------   ----------
NET INCREASE IN CASH....................................    1,061,172       227,740      188,295
CASH, beginning of period...............................    1,670,273     1,670,273    2,731,445
                                                          -----------    ----------   ----------
CASH, ending of period..................................  $ 2,731,445    $1,898,013   $2,919,740
                                                          ===========    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Driftwood Electrical Contractors, Inc. (Driftwood), a Kentucky corporation, is primarily engaged in the installation and maintenance of outside plant, aerial and underground telecommunications equipment in the continental United States. Driftwood performs a majority of its contract work under fixed-price and unit-price contracts.

     The 27 Digging Company (27 Digging), a Kentucky corporation, is composed primarily of assets leased to Driftwood for use in its business and associated liabilities. Both Driftwood and 27 Digging are under common control and ownership.

     Hereinafter, Driftwood and 27 Digging will be referred to as "the Company."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination

     The accompanying financial statements include the combined accounts and results of operations of Driftwood, 27 Digging and certain assets which are personally owned by the sole stockholder of Driftwood and 27 Digging and used in the operations of the Company. All significant intercompany accounts and transactions have been eliminated.

  Interim Consolidated Financial Information

     The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful trade receivable accounts based upon the specific identification of trade accounts receivable where collection is no longer deemed probable. The Company's clients include large utility companies from which the Company has generally had a favorable collection history. At December 31, 1998, all of the Company's trade accounts receivable were deemed to be collectable. As a result, no allowance for uncollectable trade accounts receivable has been provided.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense was $122,214 for the year ended December 31, 1998.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statement of operations.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

  Revenue Recognition

     The Company recognizes revenue when services are performed, except when work is being performed under a fixed-price contract. These fixed-price contracts generally provide that the customer accept completion of progress to date and compensate the Company for services which have been rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are identified. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to estimated costs and revenues. The effects of these revisions are recognized in the period in which the changes occur.

     The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. The Company believes that the retention balance shown on the accompanying combined balance sheet will be collected within the next fiscal year.

     The current asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash, accounts receivable and accounts payable. The Company believes that the carrying value of these instruments on the accompanying combined balance sheet approximates their fair value.

  Income Taxes

     Driftwood has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the Company's sole stockholder reports the Company's taxable earnings or losses in his personal tax return.

     Income taxes are accounted for by 27 Digging, which is subject to taxation for federal purposes, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax expense for the current year and the change during the year in the deferred tax assets and liabilities.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of certain estimates reflected in the Company's financial statements.

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Property and equipment at December 31, 1998, consists of the following:

                                                               ESTIMATED
                                                              USEFUL LIVES
                                                                IN YEARS
                                                              ------------
Machinery and equipment.....................................       3-8       $   295,558
Transportation equipment....................................       3-5         2,576,916
Office furniture and equipment..............................      5-10           153,273
                                                                             -----------
                                                                               3,025,747
Less -- Accumulated depreciation and amortization...........                  (2,540,333)
                                                                             -----------
          Property and equipment, net.......................                 $   485,414
                                                                             ===========

     Accounts payable and accrued liabilities December 31, 1998, consist of the following:

Accounts payable, trade.....................................   $ 49,013
Accrued compensation and benefits...........................    175,460
Other accrued liabilities...................................      6,803
                                                               --------
                                                               $231,276
                                                               ========

     Contracts in progress at December 31, 1998, are as follows:

Costs incurred on contracts in progress.....................   $ 1,320,411
Estimated earnings, net of losses...........................       395,104
                                                               -----------
                                                                 1,715,515
  Less -- Billings to date..................................    (1,668,262)
                                                               -----------
                                                               $    47,253
                                                               ===========
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   $    47,253
                                                               ===========

4. INCOME TAXES:

     At December 31, 1998, the difference between the tax bases and financial reporting amounts of 27 Digging assets and liabilities was not material. As a result, 27 Digging has recognized no deferred tax assets or liabilities and no deferred tax provision.

     The current income tax provision of 27 Digging a subchapter C corporation for the year ended December 31, 1998, differs from an amount computed at the statutory rate as follows:

Federal income tax at statutory rates.....................   $24,939
State and local taxes and other...........................     2,430
                                                             -------
Tax provision, as reported................................   $27,369
                                                             =======

5. EMPLOYEE BENEFIT PLAN:

     The Company established a 401(k) tax-deferred savings plan which covers substantially all qualifying employees. Through the plan, employees may contribute up to the maximum dollar amount as determined by the Internal Revenue Service of their earnings through payroll deductions. The Company contributes, on behalf of the employees, 20 percent of each employee's contributions up to 10 percent of the employee's

                     DRIFTWOOD ELECTRICAL CONTRACTORS, INC.

salary. An employee is eligible to participate in the plan after one year of credited service and is 100 percent vested in the employer matching contributions after five years. For the year ended December 31, 1998, the Company contributed $4,479.

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

     During 1998, the Company had greater than 10 percent of total sales to one customer, which accounted for 71 percent of the Company's revenues. Approximately 43 percent of trade and retainage receivables at December 31, 1998, is due from this customer. This customer has historically accounted for a significant portion of the Company's business. Management anticipates the Company's relationship with this customer to continue.

     The Company grants credit, generally without collateral, to its customers, which include telecommunication utilities located throughout the continental United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in the United States telecommunications industry. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

7. RELATED-PARTY TRANSACTIONS:

     The Company leases buildings, land and other equipment from the Company's sole stockholder. Related-party rent expense for the year ended December 31, 1998, was $72,000.

     In exchange for services received, the Company pays certain compensation and benefits to its stockholder and certain of his family members. During 1998, the Company paid $194,353 to its stockholder and his family members for compensation and benefits.

8. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of premium-based insurance coverage, including workers' compensation, business auto liability, general liability and an umbrella policy.

  Performance Bonds

     In certain circumstances, the Company is required to provide performance bonds in connection with its contract commitments.

9. SUBSEQUENT EVENT TO AUDITOR'S REPORT (UNAUDITED):

     On May 14, 1999, the Company was acquired by Quanta Services, Inc. The Company intends to lease certain property from the Company's shareholder subsequent to the sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To H. L. Chapman Construction Group:

We have audited the accompanying combined balance sheet of H. L. Chapman Construction Group (the Group), as defined in Note 1 to the combined financial statements, as of October 31, 1998, and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of H. L. Chapman Construction Group as of October 31, 1998, and the results of their combined operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
June 3, 1999

                        H. L. CHAPMAN CONSTRUCTION GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                              OCTOBER 31,    APRIL 30,
                                                                 1998          1999
                                                              -----------   -----------
                                                                            (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $   989,336   $ 1,619,033
  Accounts receivable.......................................    5,344,650     6,245,736
  Inventories...............................................    1,147,772     1,192,176
  Prepaid expenses and other................................       71,272        65,620
  Employee advances.........................................       53,088        44,534
                                                              -----------   -----------
          Total current assets..............................    7,606,118     9,167,099
PROPERTY AND EQUIPMENT, net.................................   14,552,841    18,302,658
OTHER ASSETS................................................       72,125        89,047
                                                              -----------   -----------
          Total assets......................................  $22,231,084   $27,558,804
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 1,471,330   $ 2,229,097
  Accounts payable and accrued liabilities..................    3,971,935     2,052,493
  Deferred tax liability....................................      329,782       329,782
                                                              -----------   -----------
          Total current liabilities.........................    5,773,047     4,611,372
LONG-TERM DEBT, net of current maturities...................    3,123,816     7,209,839
DEFERRED TAX LIABILITY......................................    1,186,428     1,507,078
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock..............................................       52,000        52,000
  Additional paid-in capital................................       15,000        15,000
  Retained earnings.........................................   12,080,793    14,163,515
                                                              -----------   -----------
          Total stockholders' equity........................   12,147,793    14,230,515
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $22,231,084   $27,558,804
                                                              ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                        H. L. CHAPMAN CONSTRUCTION GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED    SIX MONTHS ENDED APRIL 30,
                                                         OCTOBER 31,   --------------------------
                                                            1998          1998           1999
                                                         -----------   -----------   ------------
                                                                              (UNAUDITED)
REVENUES...............................................  $24,092,900   $8,591,484    $13,214,473
COSTS OF SERVICES, including depreciation..............   15,468,447    5,660,935      8,286,697
                                                         -----------   ----------    -----------
          Gross profit.................................    8,624,453    2,930,549      4,927,776
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........    2,785,906    1,204,983      2,023,040
                                                         -----------   ----------    -----------
          Income from operations.......................    5,838,547    1,725,566      2,904,736
OTHER INCOME (EXPENSE):
  Interest expense.....................................     (428,394)    (142,264)      (242,136)
  Interest income and other, net.......................      913,375      241,715        459,651
                                                         -----------   ----------    -----------
          Income before provision for income taxes.....    6,323,528    1,825,017      3,122,251
PROVISION FOR INCOME TAXES.............................    1,963,430      492,755        989,800
                                                         -----------   ----------    -----------
NET INCOME.............................................  $ 4,360,098   $1,332,262    $ 2,132,451
                                                         ===========   ==========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                        H. L. CHAPMAN CONSTRUCTION GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK     ADDITIONAL
                                         ----------------    PAID-IN      RETAINED
                                         SHARES   AMOUNT     CAPITAL      EARNINGS        TOTAL
                                         ------   -------   ----------   -----------   -----------
BALANCE, October 31, 1997..............  51,000   $51,000    $15,000     $ 7,896,471   $ 7,962,471
  Net income...........................      --        --         --       4,360,098     4,360,098
  Distributions to stockholders........      --        --         --        (175,776)     (175,776)
  Issuance of common stock,
     H. L. Chapman Leasing Co., Inc....   1,000     1,000         --              --         1,000
                                         ------   -------    -------     -----------   -----------
BALANCE, October 31, 1998..............  52,000    52,000     15,000      12,080,793    12,147,793
  Net income (unaudited)...............      --        --         --       2,132,451     2,132,451
  Distributions to stockholders
     (unaudited).......................      --        --         --         (49,729)      (49,729)
                                         ------   -------    -------     -----------   -----------
BALANCE, April 30, 1999 (unaudited)....  52,000   $52,000    $15,000     $14,163,515   $14,230,515
                                         ======   =======    =======     ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                        H. L. CHAPMAN CONSTRUCTION GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED     SIX MONTHS ENDED APRIL 30,
                                                      OCTOBER 31,    --------------------------
                                                         1998           1998           1999
                                                      -----------    -----------    -----------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,360,098    $ 1,332,262    $ 2,132,451
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Deferred income tax provision..................      793,962        171,828        320,650
     Depreciation...................................    1,939,205        787,641      1,402,219
     Gains on sale of property and equipment........     (662,331)            --       (282,736)
  Changes in operating assets and liabilities, net
     of noncash transactions --
     Accounts receivable............................     (984,185)      (755,698)      (901,086)
     Inventories....................................     (542,772)      (762,412)       (44,404)
     Prepaid expenses and other.....................      168,524         55,025          5,652
     Employee advances..............................      (19,733)       (62,690)         8,554
     Other assets...................................      (34,046)       (15,562)       (16,922)
     Accounts payable and accrued liabilities.......    1,246,405        393,449     (1,919,442)
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    6,265,127      1,143,843        704,936
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (7,979,393)    (1,997,254)    (5,869,113)
  Proceeds from disposition of property and
     equipment......................................      726,300             --        999,813
                                                      -----------    -----------    -----------
          Net cash used in investing activities.....   (7,253,093)    (1,997,254)    (4,869,300)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..........................        1,000          1,000             --
  Proceeds from issuance of long-term debt..........    2,825,399      1,400,750      5,029,611
  Principal payments on long-term debt..............   (1,013,587)      (483,361)      (185,821)
  Distributions to stockholders.....................     (175,776)      (100,997)       (49,729)
                                                      -----------    -----------    -----------
          Net cash provided by financing
            activities..............................    1,637,036        817,392      4,794,061
                                                      -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH.....................      649,070        (36,019)       629,697
CASH, beginning of period...........................      340,266        340,266        989,336
                                                      -----------    -----------    -----------
CASH, end of period.................................  $   989,336    $   304,247    $ 1,619,033
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest.......................................  $   428,394    $   142,264    $   239,287
                                                      ===========    ===========    ===========
     Taxes..........................................  $ 1,170,558    $   314,014    $   916,366
                                                      ===========    ===========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                        H. L. CHAPMAN CONSTRUCTION GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     H. L. Chapman Construction Group (the Group) includes the financial statements of the following companies under common control and ownership: H. L. Chapman Pipeline Construction, Inc. (a Texas C Corporation), Austin Trencher, Inc. (a Texas S Corporation), H. L. Chapman Leasing Co., Inc. (a Texas C Corporation) and Sullivan Welding, Inc. (a Texas S Corporation). The Group, composed of the four companies listed above, is a subcontractor that serves a nationwide market in rock trenching. The Group's services include utility line trenching, fiber optic line trenching and pipeline trenching. The Group performs a majority of its contract work under unit-price contracts, with contract terms generally ranging from one week to three months.

  Common Stock

     Common stock at October 31, 1998, is composed of the following:

     a. H. L. Chapman Pipeline Construction, Inc. -- Founded in 1973, 90,000 Class A shares and 10,000 Class B shares authorized, 35,000 Class A shares issued and outstanding, no Class B shares issued or outstanding, no stated par value per share for Class A and Class B

     b. H. L. Chapman Leasing Co., Inc. -- Founded in March 1998, 1,000 shares authorized, issued and outstanding at $1 par value per share

     c. Austin Trencher, Inc. -- Founded in 1995, 15,000 shares authorized, issued and outstanding at $1 par value per share

     d. Sullivan Welding, Inc. -- Founded in 1991, 1,000 shares authorized, issued and outstanding at no stated par value per share

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination

     The combined financial statements of the Group include the accounts of the entities listed in Note 1 and the wholly owned subsidiary of H. L. Chapman Pipeline Construction, Inc., 300 King Air LLC. All significant intercompany accounts and transactions have been eliminated in combination.

  Interim Combined Financial Information

     The interim combined financial statements for the six months ended April 30, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of the Group's management, the unaudited interim combined financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The combined results of operations for the combined interim periods are not necessarily indicative of the results for the entire fiscal year.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Group provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer deemed probable and the level of total accounts receivable. As of October 31, 1998, management estimates all accounts to be collectible.

                        H. L. CHAPMAN CONSTRUCTION GROUP

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by the Group at the lower of cost or market using the specific identification method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense was $1,939,205 for the year ended October 31, 1998.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statement of operations.

     For the year ended October 31, 1998 the Company received an insurance settlement on equipment destroyed by fire and recognized a gain of approximately $644,000 which is reflected in other income on the accompanying statement of operations.

  Revenue Recognition

     The Group recognizes revenue when services are performed under unit-price contracts. Such contracts generally provide that the customer accept completion of progress to date and compensate the Group for services which have been rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Contract costs include all direct material, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. The balances billed but not paid by customers pursuant to retainage provisions in unit-price contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Group's experience with similar contracts in recent years, the retention balance, if any, at each balance sheet date will be collected within the subsequent fiscal year.

  Fair Value of Financial Instruments

     The Group's financial instruments consist of accounts receivable, accounts payable and debt. The Group believes that the carrying value of these instruments on the accompanying combined balance sheet approximates their fair value due to either the short-term nature of the instrument or the interest rates on the debt being comparable to rates currently available to the Group.

  Income Taxes

     Certain entities within the Group have elected S corporation status as defined by the Internal Revenue Code, whereby certain companies within the Group are not subject to taxation for federal purposes. Under S corporation status, the stockholders report their respective share of the Group's taxable earnings or losses in their personal tax returns.

     H. L. Chapman Leasing Co., Inc., and H. L. Chapman Pipeline Construction Co., Inc., and subsidiary have elected C corporation status as defined by the Internal Revenue Code and follow the liability method of accounting for income taxes. Under this method, the respective company records deferred income taxes based

                        H. L. CHAPMAN CONSTRUCTION GROUP
on temporary differences between the financial reporting and the tax bases of assets and liabilities and measures these taxes using enacted tax rates and laws that will be in effect when the company recovers those assets or settles those liabilities as the case may be.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable at October 31, 1998, consists of the following:

Trade...................................................   $4,585,211
Unbilled receivables....................................      315,000
Retainage...............................................      444,439
                                                           ----------
                                                           $5,344,650
                                                           ==========

     Property and equipment at October 31, 1998, consists of the following:

                                                               ESTIMATED
                                                              USEFUL LIVES
                                                                IN YEARS
                                                              ------------
Land........................................................    N/A          $   139,430
Building....................................................       15          1,053,164
Machinery, vehicles and equipment...........................      5-7         17,687,073
Office furniture and equipment..............................      5-7            159,684
Airplane....................................................        6          1,800,000
                                                                             -----------
                                                                              20,839,351
Less - Accumulated depreciation.............................                  (6,286,510)
                                                                             -----------
     Property and equipment, net............................                 $14,552,841
                                                                             ===========

     Accounts payable and accrued liabilities at October 31, 1998, consist of the following:

Accounts payable, trade.................................   $2,000,767
Accrued compensation and benefits.......................      288,000
Bank overdraft..........................................      873,738
Other accrued liabilities...............................      809,430
                                                           ----------
                                                           $3,971,935
                                                           ==========

4. LINE OF CREDIT AND LONG-TERM DEBT:

     The Company maintains a line of credit with a financial institution providing for maximum borrowings of $4,050,750, which expires on May 19, 2003. The revolving line of credit is secured by various equipment. Minimum payments of interest only, at a rate of 8.5 percent, are due for the first 49 months, with the outstanding principal due in 12 equal monthly installments during the last year prior to expiration. The balance outstanding under the line of credit at October 31, 1998, was $804,414.

                        H. L. CHAPMAN CONSTRUCTION GROUP

     The Group's long-term debt at October 31, 1998, consisted of the following:

Notes payable to a financial institution, secured by various equipment, payable in monthly installments ranging from
  $6,005 to $15,875, including interest at 8.5%, maturing
  from September 1999 to September 2002.....................   $ 2,113,515
Notes payable to a financial institution, secured by
  trenchers, payable in monthly installments ranging from
  $6,884 to $20,269, including interest at 7.5%, maturing
  from February 2000 to June 2003...........................     1,253,859
Notes payable to a financial institution, secured by
  excavators, payable in monthly installments from $5,025 to
  $6,869, including interest ranging from 5.5% to 6.79%,
  maturing from June 1999 to August 2001....................       423,358
                                                               -----------
                                                                 3,790,732
Less-Current portion........................................    (1,471,330)
                                                               -----------
                                                               $ 2,319,402
                                                               ===========

     The line of credit and notes payable to the financial institutions are subject to certain financial reporting and certain financial ratio requirements. At October 31, 1998, the Group was in compliance with all debt covenants.

     The maturities of long-term obligations, including the line of credit, for the following five years as of October 31, 1998, are as follows:

YEAR ENDING OCTOBER 31-
-----------------------
1999....................................................   $1,471,330
2000....................................................    1,061,816
2001....................................................      726,999
2002....................................................      419,412
2003....................................................      915,589
                                                           ----------
                                                           $4,595,146
                                                           ==========

5. INCOME TAXES:

     The components of the provision for income taxes for the year ended October 31, 1998, are as follows:

Federal --
  Current...............................................   $1,064,461
  Deferred..............................................      724,640
                                                           ----------
                                                            1,789,101
                                                           ----------
State --
  Current...............................................      105,007
  Deferred..............................................       69,322
                                                           ----------
                                                              174,329
                                                           ----------
          Total provision...............................   $1,963,430
                                                           ==========

                        H. L. CHAPMAN CONSTRUCTION GROUP

     The provision for income taxes differs from an amount computed at the statutory rate of 34 percent for the year ended October 31, 1998, as follows:

Federal income tax at statutory rates...................   $2,150,000
State income taxes, net of federal tax benefit..........      113,314
S corporation income not taxable........................     (305,286)
Other...................................................        5,402
                                                           ----------
                                                           $1,963,430
                                                           ==========

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The tax effects of the temporary differences that give rise to the significant portions of the deferred tax assets and liabilities at October 31, 1998, are presented below:

Deferred tax assets --
  Expenses not currently deductible....................   $    41,556
  Other................................................        63,290
                                                          -----------
          Total deferred tax assets....................       104,846
                                                          -----------
Deferred tax liabilities --
  Deferred revenue.....................................      (120,455)
  Inventories..........................................      (183,763)
  Property and equipment...............................    (1,139,660)
  Other................................................      (177,178)
                                                          -----------
          Total deferred tax liabilities...............    (1,621,056)
                                                          -----------
          Net deferred income tax liability............   $(1,516,210)
                                                          ===========

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

     During the year ended October 31, 1998, the Group had sales greater than 10 percent of total sales to three customers, which accounted for 22 percent, 13 percent and 10 percent, respectively, of the Group's revenues.

     The Group grants credit, generally without collateral, to its customers, which include real estate operators, general contractors and state and regulatory agencies located throughout the continental United States. Consequently, the Group is subject to potential credit risk related to changes in business and economic factors within these areas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

7. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Group is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

  Insurance

     The Group carries a broad range of premium-based insurance coverage, including workers' compensation, business auto liability, equipment liability, general liability and an umbrella policy.

                        H. L. CHAPMAN CONSTRUCTION GROUP

8. SUBSEQUENT EVENTS:

     In March 1999, the Group purchased approximately $4,000,000 in trenching equipment and related assets from a company with cash and notes.

     In May 1999, the Group was sold to Quanta Services, Inc. (Quanta), for cash, Quanta stock and notes. Subsequent to the sale, Quanta sold certain property, equipment and other assets to the previous owners of the Group at an estimated fair value of approximately $2,500,000 in exchange for forgiveness of the notes issued by Quanta in connection with their purchase of the Group.

ITEM 7. PRO FORMA FINANCIAL INFORMATION

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements include the consolidated financial statements included elsewhere herein as of March 31, 1999 and for the three months then ended (unaudited) and for the year ended December 31, 1998 adjusted as follows: (i) the unaudited pro forma combined balance sheet at March 31, 1999 gives effect to the acquisition of six businesses acquired by Quanta from April 1, 1999 through June 14, 1999 (the "Subsequent Acquisitions") as if they occurred on March 31, 1999; (ii) the unaudited pro forma combined statement of operations for the year ended December 31, 1998 gives effect to the following events as if they had occurred on January 1, 1998 (a) Quanta's initial public offering ("IPO"), (b) the pre-acquisition results of the Founding Companies and eleven additional businesses acquired subsequent to the IPO through December 31, 1998 which were accounted for using the purchase method of accounting (together, the "1998 Acquisitions"), (c) the acquisition of 14 businesses accounted for using the purchase method of accounting from January 1, 1999 through June 14, 1999 (the "1999 Acquisitions"), (d) the issuance of the Convertible Subordinated Notes and (e) the follow-on public offering completed by Quanta in January of 1999; and (iii) the unaudited pro forma combined statement of operations for the three months ended March 31, 1999 gives effect to the follow-on public offering and the pre-acquisition results of the 1999 Acquisitions as if they occurred on January 1, 1999.

     Quanta has preliminarily analyzed the savings that it expects to realize from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Companies have contractually agreed to prospective reductions in salaries, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, Quanta has not and cannot quantify these savings until a period subsequent to the acquisitions. It is anticipated that these savings will be partially offset by costs related to Quanta's new corporate infrastructure and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Quanta.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Quanta's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of Quanta's financial position or results of operations for any future period. Since the acquired businesses were not under common control or management during the entire period covered by the pro forma financial statements, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                     ASSETS

                                                         QUANTA
                                                     SERVICES, INC.
                                                          AND          SUBSEQUENT      PRO FORMA      PRO FORMA
                                                      SUBSIDIARIES    ACQUISITIONS   ADJUSTMENTS(A)     TOTAL
                                                     --------------   ------------   --------------   ---------
CURRENT ASSETS:
  Cash and cash equivalents........................     $  5,257        $14,661         $     --      $ 19,918
  Accounts receivable, net.........................      114,085         16,758               --       130,843
  Cost and estimated earnings in excess of billings
    on uncompleted contracts.......................       41,662          1,527               --        43,189
  Inventories......................................        6,141          1,839               --         7,980
  Prepaid expenses and other current assets........        5,214            215               --         5,429
                                                        --------        -------         --------      --------
         Total current assets......................      172,359         35,000               --       207,359
PROPERTY AND EQUIPMENT, net........................       93,219         23,445           (3,507)      113,157
OTHER ASSETS.......................................        5,543          3,055               --         8,598
GOODWILL, net......................................      283,083             --           80,790       363,873
                                                        --------        -------         --------      --------
         Total assets..............................     $554,204        $61,500         $ 77,283      $692,987
                                                        ========        =======         ========      ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt.............     $  3,392        $ 2,664         $     --      $  6,056
  Accounts payable and accrued expenses............       68,778          8,510            5,810        83,098
  Billings in excess of costs and estimated
    earnings on uncompleted contracts..............        9,980            360               --        10,340
                                                        --------        -------         --------      --------
         Total current liabilities.................       82,150         11,534            5,810        99,494
LONG-TERM DEBT, net of current maturities..........       85,434          9,525           69,105       164,064
CONVERTIBLE SUBORDINATED NOTES.....................       49,350             --               --        49,350
DEFERRED INCOME TAXES AND OTHER NON-CURRENT
  LIABILITIES......................................        7,500          1,536               --         9,036
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock..................................           --             --               --            --
  Common Stock.....................................           --            351             (351)           --
  Limited Vote Common Stock........................           --             --               --            --
  Treasury Stock...................................           --         (4,155)           4,155            --
  Unearned ESOP shares.............................       (1,831)            --               --        (1,831)
  Additional paid-in capital.......................      300,038             27           41,246       341,311
  Retained earnings................................       31,563         42,682          (42,682)       31,563
                                                        --------        -------         --------      --------
         Total stockholders' equity................      329,770         38,905            2,368       371,043
                                                        --------        -------         --------      --------
         Total liabilities and stockholders'
           equity..................................     $554,204        $61,500         $ 77,283      $692,987
                                                        ========        =======         ========      ========

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     (a) These adjustments reflect the purchase of six additional acquisitions that were consummated subsequent to March 31, 1999 and through June 14, 1999, including approximately $69.1 million of debt incurred under Quanta's line of credit to finance the cash portion of the purchase price paid upon acquisition, approximately 1.6 million shares of common stock issued, distribution of certain assets not acquired and certain S corporation distributions which were distributed subsequent to March 31, 1999, resulting in goodwill of approximately $80.8 million.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                      QUANTA
                                                  SERVICES, INC.
                                                       AND             1999        PRO FORMA     PRO FORMA
                                                   SUBSIDIARIES    ACQUISITIONS   ADJUSTMENTS      TOTAL
                                                  --------------   ------------   -----------    ---------
REVENUES........................................     $127,779        $40,910        $    --      $168,689
COST OF SERVICES (including depreciation).......      104,871         30,955             --       135,826
                                                     --------        -------        -------      --------
  Gross Profit..................................       22,908          9,955             --        32,863
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....       11,982          6,569           (673)(a)    17,878
MERGER EXPENSES -- Pooling......................          137             --             --           137
GOODWILL AMORTIZATION...........................        1,498             --            920 (b)     2,418
                                                     --------        -------        -------      --------
  Income (loss) from Operations.................        9,291          3,386           (247)       12,430
OTHER INCOME (EXPENSE)
  Interest Expense..............................       (2,224)          (318)        (1,794)(c)    (4,336)
  Other, net....................................          320            674             --           994
                                                     --------        -------        -------      --------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE.........        7,387          3,742         (2,041)        9,088
PROVISION FOR INCOME TAXES......................        3,964            418           (383)(d)     3,999
                                                     --------        -------        -------      --------
NET INCOME (LOSS)...............................     $  3,423        $ 3,324        $(1,658)     $  5,089
                                                     ========        =======        =======      ========
BASIC EARNINGS PER SHARE.....................................................................    $   0.17
                                                                                                 ========
DILUTED EARNINGS PER SHARE...................................................................    $   0.16
                                                                                                 ========
DILUTED EARNINGS PER SHARE BEFORE MERGER EXPENSES............................................    $   0.17
                                                                                                 ========
SHARES USED IN COMPUTING PRO FORMA
  COMBINED EARNINGS PER SHARE --
  BASIC(e)...................................................................................      30,625
                                                                                                 ========
  DILUTED(e).................................................................................      34,740
                                                                                                 ========

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                          QUANTA
                                      SERVICES, INC.
                                           AND             1998           1999        PRO FORMA     PRO FORMA
                                       SUBSIDIARIES    ACQUISITIONS   ACQUISITIONS   ADJUSTMENTS      TOTAL
                                      --------------   ------------   ------------   -----------    ---------
REVENUES............................     $319,259        $116,179       $280,522      $ (1,816)(a)  $714,144
COST OF SERVICES (including
  depreciation).....................      257,270          94,565        202,056        (1,495)(b)   552,396
                                         --------        --------       --------      --------      --------
  Gross Profit......................       61,989          21,614         78,466          (321)      161,748
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..........................       27,160          11,697         38,086       (12,631)(c)    64,312
MERGER EXPENSES -- Pooling..........          231              --             --            --           231
GOODWILL AMORTIZATION...............        2,513               2             --         6,671 (d)     9,186
                                         --------        --------       --------      --------      --------
  Income from Operations............       32,085           9,915         40,380         5,639        88,019
OTHER INCOME (EXPENSE)
  Interest Expense..................       (4,855)           (622)        (1,725)       (4,070)(e)   (11,272)
  Other, net........................          641             820          2,804            --         4,265
                                         --------        --------       --------      --------      --------
INCOME BEFORE INCOME TAX
  PROVISION.........................       27,871          10,113         41,459         1,569        81,012
PROVISION FOR INCOME TAXES..........       11,683             572          6,948        16,442 (f)    35,645
                                         --------        --------       --------      --------      --------
NET INCOME (LOSS)...................     $ 16,188        $  9,541       $ 34,511      $(14,873)     $ 45,367
                                         ========        ========       ========      ========      ========
BASIC EARNINGS PER SHARE........................................................................    $   1.48
                                                                                                    ========
DILUTED EARNINGS PER SHARE......................................................................    $   1.38
                                                                                                    ========
DILUTED EARNINGS PER SHARE BEFORE MERGER EXPENSES...............................................    $   1.39
                                                                                                    ========
SHARES USED IN COMPUTING PRO FORMA
  COMBINED EARNINGS PER SHARE --
  BASIC(g)......................................................................................      30,625
                                                                                                    ========
  DILUTED(g)....................................................................................      34,369
                                                                                                    ========

    The accompanying notes are an integral part of these pro forma combined financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 1999

(a) Adjusts compensation expense to the level the previous owners of the Purchased Companies that were acquired from January 1, 1999 through June 14, 1999 have agreed to receive as employees of the Company subsequent to their acquisition.

(b) Adjusts goodwill amortization expense to reflect the acquisitions of the Purchased Companies that were acquired from January 1, 1999 through June 14, 1999, over a 40 year estimated life.

(c) Records incremental interest expense on the debt incurred to fund the cash portion of the consideration paid for the acquisition of the Purchased Companies that were acquired from January 1, 1999 through June 14, 1999, offset by the reduction in interest expense related to the repayment of debt from proceeds of the follow-on offering of common stock completed in January 1999. The additional interest expense was calculated utilizing an annual effective interest rate of approximately 7.0%.

(d) Reflects the incremental provision for federal and state income taxes at an approximate 44.0 percent overall tax rate.

(e) The computation of pro forma basic and diluted earnings per share for the three months ended March 31, 1999 is based upon the historical shares of common stock outstanding at March 31, 1999, adjusted for the issuance of approximately 1.6 million shares related to the acquisition of six businesses subsequent to March 31, 1999 and through June 14, 1999. Diluted earnings per share additionally includes the dilution attributable to the assumed conversion of the Convertible Subordinated Notes and dilution attributable to outstanding options to purchase common stock, using the treasury stock method.

Year Ended December 31, 1998

(a) Reflects the elimination of revenues between certain of the Acquired Businesses prior to their acquisition by Quanta and the elimination of the revenues for a division of one of the Purchased Companies because the Company did not purchase that division.

(b) Reflects the elimination of expenses between certain of the Acquired Businesses prior to their acquisition by Quanta and the elimination of the expenses for a division of one of the Purchased Companies because the Company did not purchase that division.

(c) Adjusts compensation expense to the level the previous owners of the Acquired Businesses have agreed to receive as employees of the Company subsequent to their acquisition.

(d) Adjusts goodwill amortization expense to reflect the acquisitions of the Founding Companies and the Purchased Companies, over a 40 year estimated life.

(e) Records incremental interest expense on the debt incurred to fund the cash portion of the consideration paid for the acquisition of the Purchased Companies, the incremental interest expense and amortization of deferred financing costs incurred as a result of the issuance of the Convertible Subordinated Notes, offset by the reduction in interest expense related to the repayment of debt from proceeds of the follow-on offering of common stock completed in January 1999. The additional interest expense was calculated utilizing an annual effective interest rate of approximately 7.0%.

(f) Reflects the incremental provision for federal and state income taxes at an approximate 44.0 percent overall tax rate.

(g) The computation of pro forma basic and diluted earnings per share for the year ended December 31, 1998 is based upon the historical shares of common stock outstanding at December 31, 1998, adjusted for the issuance of approximately 4.1 million shares related to the acquisition of fourteen businesses from January 1, 1999 through June 14, 1999 and the issuance of
     4.6 million shares of common stock from the follow-on offering completed in January, 1999. Diluted earnings per share additionally includes the dilution attributable to the assumed conversion of the Convertible Subordinated Notes and dilution attributable to outstanding options to purchase common stock, using the treasury stock method.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTA SERVICES, INC.
Date: June 17, 1999

                                            By:     /s/ DERRICK JENSEN
                                              ----------------------------------
                                                        Derrick Jensen
                                                Vice President, Controller and
                                                    Chief Accounting Officer

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          23.1           -- Consent of Arthur Andersen LLP
          23.2           -- Consent of Kirkland Albrecht and Company P.C.
          23.3           -- Consent of Joseph Decosimo and Company, LLP
          23.4           -- Consent of Ganim, Meder, Childers & Hoering, P.C.
          23.5           -- Consent of Nathan Wechsler & Company

---------------

Filed herewith